UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.     )

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CISCO SYSTEMS, INC.

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CISCO SYSTEMS, INC.

September 21, 2010

DEAR CISCO SHAREHOLDER:

You are cordially invited to attend the Annual Meeting of Shareholders of Cisco Systems, Inc., which will be held at the Santa Clara Convention Center in Elizabeth A. Hangs Theater, located at 5001 Great America Parkway, Santa Clara, California on Thursday, November 18, 2010, at 10:00 a.m. Pacific Time. You will find a map with directions to the annual meeting on the final page of the Proxy Statement.

Details of the business to be conducted at the annual meeting are given in the Notice of Annual Meeting of Shareholders and the Proxy Statement.

This year, we are again using the Internet as our primary means of furnishing proxy materials to shareholders. Consequently, most shareholders will not receive paper copies of our proxy materials. We will instead send these shareholders a notice with instructions for accessing the proxy materials and voting via the Internet. The notice also provides information on how shareholders may obtain paper copies of our proxy materials if they so choose. This makes the proxy distribution process more efficient and less costly, and helps conserve natural resources.

Whether or not you plan to attend the annual meeting, please vote as soon as possible. As an alternative to voting in person at the annual meeting, you may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing the completed proxy card. Voting by any of these methods will ensure your representation at the annual meeting.

We look forward to seeing you at the annual meeting.

John T. Chambers

Chairman and Chief Executive Officer

San Jose, California

YOUR VOTE IS IMPORTANT

In order to ensure your representation at the annual meeting, you may submit your proxy and voting instructions via the Internet or by telephone, or, if you receive a paper proxy card and voting instructions by mail, you may vote your shares by completing, signing and dating the proxy card as promptly as possible and returning it in the enclosed envelope (to which no postage need be affixed if mailed in the United States). Please refer to the section entitled “Voting via the Internet, by Telephone or by Mail” on page 2 of the Proxy Statement for a description of these voting methods. Under recent regulatory changes, if you have not given your broker specific instructions to do so, your broker will NOT be able to vote your shares with respect to most proposals, including the election of directors and the advisory vote on executive compensation. If you do not provide voting instructions via the Internet, by telephone, or by returning a proxy card or voting instruction card, your shares will not be voted with respect to those matters. We strongly encourage you to vote.

CISCO SYSTEMS, INC.

170 West Tasman Drive

San Jose, California 95134-1706

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held November 18, 2010

The Annual Meeting of Shareholders of Cisco Systems, Inc. will be held at the Santa Clara Convention Center in Elizabeth A. Hangs Theater, located at 5001 Great America Parkway, Santa Clara, California on Thursday, November 18, 2010, at 10:00 a.m. Pacific Time for the following purposes:

1. To elect thirteen members of Cisco’s Board of Directors;

2. To vote on a non-binding advisory resolution regarding executive compensation;

3. To ratify the appointment of PricewaterhouseCoopers LLP as Cisco’s independent registered public accounting firm for the fiscal year ending July 30, 2011;

4. To vote upon three proposals submitted by shareholders, if properly presented at the annual meeting; and

5. To act upon such other matters as may properly come before the annual meeting or any adjournments or postponements thereof.

The foregoing items of business are more fully described in the Proxy Statement. The record date for determining those shareholders who will be entitled to notice of, and to vote at, the annual meeting and at any adjournments or postponements thereof is September 20, 2010. The stock transfer books will not be closed between the record date and the date of the annual meeting. A list of shareholders entitled to vote at the annual meeting will be available for inspection at Cisco’s principal executive offices at the address listed above.

Whether or not you plan to attend the annual meeting, please vote as soon as possible. As an alternative to voting in person at the annual meeting, you may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing a completed proxy card. For detailed information regarding voting instructions, please refer to the section entitled “Voting via the Internet, by Telephone or by Mail” on page 2 of the Proxy Statement. You may revoke a previously delivered proxy at any time prior to the annual meeting. If you decide to attend the annual meeting and wish to change your proxy vote, you may do so automatically by voting in person at the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Mark Chandler

Secretary

San Jose, California

September 21, 2010

i

DIRECTIONS TO THE SANTA CLARA CONVENTION CENTER	See final page

ii

CISCO SYSTEMS, INC.

170 West Tasman Drive

San Jose, California 95134-1706

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

These proxy materials are provided in connection with the solicitation of proxies by the Board of Directors of Cisco Systems, Inc., a California corporation, for the Annual Meeting of Shareholders to be held at 10:00 a.m. Pacific Time on Thursday, November 18, 2010, at the Santa Clara Convention Center in Elizabeth A. Hangs Theater, located at 5001 Great America Parkway, Santa Clara, California, and at any adjournments or postponements of the annual meeting. These proxy materials were first sent on or about September 28, 2010 to shareholders entitled to vote at the annual meeting.

PURPOSE OF MEETING

The specific proposals to be considered and acted upon at the annual meeting are summarized in the accompanying Notice of Annual Meeting of Shareholders. Each proposal is described in more detail in this Proxy Statement.

VOTING

Voting Rights

Only shareholders of record of Cisco common stock on September 20, 2010, the record date, will be entitled to vote at the annual meeting. Each holder of record will be entitled to one vote on each matter for each share of common stock held on the record date. On the record date, there were 5,584,932,684 shares of common stock outstanding. A majority of the outstanding shares of common stock must be present or represented by proxy at the annual meeting in order to have a quorum. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the annual meeting. A broker non-vote occurs when a bank, broker or other holder of record holding shares for a beneficial owner submits a proxy for the annual meeting but does not vote on a particular proposal, including the election of directors and all other proposals except for Proposal No. 3, because that holder does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

In the election of directors, a nominee will be elected if the votes cast “for” the nominee constitute a majority of the shares of common stock present or represented by proxy and voting at the meeting and also constitute at least a majority of the required quorum. Shareholders may not cumulate votes in the election of directors. Proposals Nos. 2, 3, 5 and 6 also require the approval of the affirmative vote of a majority of the shares of common stock present or represented by proxy and voting at the annual meeting, together with the affirmative vote of a majority of the required quorum. Proposal No. 4 requires the affirmative vote of a majority of the outstanding shares of common stock.

Abstentions and broker non-votes have no effect on the determination of whether a nominee or any of the proposals has received the vote of a majority of the shares of common stock present or represented by proxy and voting at the meeting. However, abstentions and broker non-votes will have the same effect on the outcome of Proposal No. 4 as a vote cast “against” that proposal, and, with respect to the election of directors and each of the other proposals, abstentions and broker non-votes could prevent the election of a director or the approval of a proposal where the number of affirmative votes, though a majority of the votes represented and cast, does not constitute a majority of the required quorum.

If the persons present or represented by proxy at the annual meeting constitute the holders of less than a majority of the outstanding shares of common stock as of the record date, the annual meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum. The inspector of elections appointed for the annual meeting will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Admission to Meeting

You are entitled to attend the annual meeting if you were a shareholder of record or a beneficial owner of our common stock as of September 20, 2010, the record date, or you hold a valid legal proxy for the annual meeting. If you are a shareholder of record, you may be asked to present valid picture identification, such as a driver’s license or passport, for admission to the annual meeting.

If your shares are registered in the name of a bank or brokerage firm (your record holder), you may be asked to provide proof of beneficial ownership as of the record date, such as a brokerage account statement, a copy of the Notice of Internet Availability or voting instruction form provided by your bank, broker or other holder of record, or other similar evidence of ownership, as well as picture identification, for admission. If you wish to be able to vote in person at the annual meeting, you must obtain a legal proxy from your brokerage firm, bank or other holder of record and present it to the inspector of elections with your ballot at the annual meeting.

Recommendations of the Board of Directors

Cisco’s Board of Directors recommends that you vote:

•	FOR each of the nominees of the Board of Directors (Proposal No. 1);

•	FOR the non-binding advisory resolution regarding executive compensation (Proposal No. 2);

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Cisco’s independent registered public accounting firm for the fiscal year ending July 30, 2011 (Proposal No. 3); and

•	AGAINST each of the three proposals submitted by shareholders (Proposal Nos. 4, 5 and 6).

Voting via the Internet, by Telephone or by Mail

For shareholders whose shares are registered in their own names, as an alternative to voting in person at the annual meeting, you may vote via the Internet, by telephone or, for those shareholders who receive a paper proxy card in the mail, by mailing a completed proxy card. For those shareholders who receive a Notice of Internet Availability of Proxy Materials (described under “Internet Availability of Proxy Materials” below), the Notice of Internet Availability of Proxy Materials provides information on how to access your proxy card, which contains instructions on how to vote via the Internet or by telephone. For those shareholders who receive a paper proxy card, instructions for voting via the Internet or by telephone are set forth on the proxy card. Those shareholders who receive a paper proxy card and voting instructions by mail, and who elect to vote by mail, should sign and return the mailed proxy card in the prepaid and addressed envelope that was enclosed with the proxy materials, and your shares will be voted at the annual meeting in the manner you direct. In the event that you return a signed proxy card on which no directions are specified, your shares will be voted FOR each of the nominees of the Board of Directors (Proposal No. 1), FOR the non-binding advisory resolution regarding executive compensation (Proposal No. 2), FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Cisco’s independent registered public accounting firm for the fiscal year ending July 30, 2011 (Proposal No. 3), AGAINST each of the three proposals submitted by shareholders (Proposal Nos. 4, 5 and 6), and in the discretion of the proxy holders as to any other matters that may properly come before the annual meeting or any postponement or adjournment of the annual meeting.

If your shares are registered in the name of a bank or brokerage firm (your record holder), you will receive instructions from your record holder that must be followed in order for your record holder to vote your shares per your instructions. Many banks and brokerage firms have a process for their beneficial holders to provide instructions via the Internet or over the telephone. If Internet or telephone voting is unavailable from your bank or brokerage firm, please complete and return the enclosed voting instruction card in the addressed, postage paid envelope provided. Shareholders who have elected to receive the 2010 Proxy Statement and Annual Report to Shareholders electronically will be receiving an email on or about October 1, 2010 with information on how to access shareholder information and instructions for voting.

Revocation of Proxies

You may revoke or change a previously delivered proxy at any time before the annual meeting by delivering another proxy with a later date, by voting again via the Internet or by telephone, or by delivering written notice of revocation of your proxy to Cisco’s Secretary at Cisco’s principal executive offices before the beginning of the annual meeting. You may also revoke your proxy by attending the annual meeting and voting in person, although attendance at the annual meeting will not, in and of itself, revoke a valid proxy that was previously delivered. If you hold shares through a bank or brokerage firm, you must contact that bank or brokerage firm to revoke any prior voting instructions. You also may revoke any prior voting instructions by voting in person at the annual meeting if you obtain a legal proxy as described under “Admission to Meeting” above.

INTERNET AVAILABILITY OF PROXY MATERIALS

In accordance with Securities and Exchange Commission rules, we are using the Internet as our primary means of furnishing proxy materials to shareholders. Consequently, most shareholders will not receive paper copies of our proxy materials. We will instead send these shareholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our proxy statement and annual report, and voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how shareholders may obtain paper copies of our proxy materials if they so choose. This makes the proxy distribution process more efficient and less costly and helps conserve natural resources. If you previously elected to receive our proxy materials electronically, these materials will continue to be sent via email unless you change your election.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

The names of persons who are nominees for director and their current positions and offices with Cisco are set forth in the table below. The proxy holders intend to vote all proxies received by them for the nominees listed below unless otherwise instructed. The authorized number of directors is thirteen.

Each of the current directors has been nominated for election by the Board of Directors upon recommendation by the Nomination and Governance Committee and has decided to stand for re-election.

Nominees	Positions and Offices Held with Cisco
Carol A. Bartz	Lead Independent Director
M. Michele Burns	Director
Michael D. Capellas	Director
Larry R. Carter	Director
John T. Chambers	Chairman and Chief Executive Officer
Brian L. Halla	Director
Dr. John L. Hennessy	Director
Richard M. Kovacevich	Director
Roderick C. McGeary	Director
Michael K. Powell	Director
Arun Sarin	Director
Steven M. West	Director
Jerry Yang	Director

Vote Required

Cisco’s bylaws and Corporate Governance Policies provide for a majority voting standard in uncontested elections of directors. As such, in an election where the Board of Directors has determined that the number of nominees for director does not exceed the number of directors to be elected, a nominee for director will be elected to the Board of Directors to serve until the next annual meeting of shareholders, and until his or her successor has been duly elected and qualified, if the number of shares voted for the nominee exceeds the number of shares voted against the nominee and also represents the affirmative vote of a majority of the required quorum. The required quorum for a meeting of Cisco shareholders is a majority of the outstanding shares of common stock. The majority voting standard would not apply, however, if the Board of Directors determines that the number of nominees for director exceeds the number of directors to be elected. In that case, the nominees receiving the highest number of affirmative votes of the shares entitled to vote at the meeting would be elected.

The majority voting standard will apply to the election taking place at the meeting. Consequently, in order to be elected, a nominee must receive more votes “for” than “against” and the number of votes “for” must be at least a majority of the required quorum. Proxies may not be voted for more than thirteen directors, and shareholders may not cumulate votes in the election of directors. In the event any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee, if any, who may be designated by the Board of Directors to fill the vacancy. As of the date of this Proxy Statement, the Board of Directors is not aware that any nominee is unable or will decline to serve as a director. If you hold shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote so that your vote can be counted on this proposal.

Should any of the nominees fail to receive the vote required to be elected in accordance with Cisco’s bylaws, the term of his or her service as a director will end on the date that is the earlier of 90 days after the date on which the voting results are determined pursuant to California law or the date on which the Board of Directors selects a person to fill the office held by that director, unless he or she has earlier resigned.

Business Experience and Qualifications of Nominees

Ms. Bartz, 62, has been a member of the Board of Directors since November 1996. Since November 2005, she has served as Lead Independent Director. Ms. Bartz has served as Chief Executive Officer and as a member of the board of directors of Yahoo! Inc. since January 2009 and as President of Yahoo! since April 2009. From May 2006 to February 2009, she was Executive Chairman of the Board of Autodesk, Inc. From April 1992 to April 2006, she served as Chairman of the Board and Chief Executive Officer of Autodesk. Prior to that, Ms. Bartz was employed by Sun Microsystems, Inc. from 1983 to April 1992. Ms. Bartz previously served as a director of Intel Corporation and NetApp, Inc., each ending in 2009.

Ms. Bartz brings to the Board of Directors leadership experience, including service as the chief executive of two public technology companies. These roles have required technology industry expertise combined with operational and global management expertise. Ms. Bartz also has experience as a public company outside director.

Ms. Burns, 52, has been a member of the Board of Directors since November 2003. She is the Chairman and Chief Executive Officer of Mercer LLC, a global leader for human resources and related financial advice and services. She began her career in 1981 at Arthur Andersen, LLP and became a partner in 1989. In 1999, Ms. Burns joined Delta Air Lines, Inc. assuming the role of Executive Vice President and Chief Financial Officer in 2000 and holding that position through April 2004. Delta filed for protection under Chapter 11 of the United States Bankruptcy Code in September 2005. From May 2004 to January 2006, Ms. Burns served as Executive Vice President, Chief Financial Officer and Chief Restructuring Officer of Mirant Corporation, taking on the company’s bankruptcy restructuring. Upon successful restructuring and emergence of Mirant from bankruptcy, Ms. Burns joined Marsh & McLennan Companies, Inc. as Chief Financial Officer in March 2006. She assumed the role of Chairman and Chief Executive Officer of Mercer six months later. Ms. Burns also serves on the board of directors of Wal-Mart Stores, Inc.

Ms. Burns provides to the Board of Directors expertise in corporate finance, accounting and strategy, including experience gained as the chief financial officer of three public companies and as the chief executive officer of Mercer. Ms. Burns also brings a background in organizational leadership and management, and experience serving as a public company outside director.

Mr. Capellas, 56, has been a member of the Board of Directors since January 2006. He has served as the Chief Executive Officer and as a member of the board of directors of Acadia Enterprises, LLC (“Acadia”), and Chairman of the Board of the Virtual Computing Environment Coalition, since May 2010. Acadia is a joint venture between EMC Corporation and Cisco with investment from VMware, Inc. and Intel Corporation. Mr. Capellas has also served as a Senior Advisor at Kohlberg Kravis Roberts & Co. since March 2010. Mr. Capellas was the Chairman and Chief Executive Officer of First Data Corporation from September 2007 to March 2010. From October 2006 to July 2007, Mr. Capellas served as a Senior Advisor at Silver Lake Partners. From November 2002 to January 2006, he served as Chief Executive Officer of MCI, Inc. (“MCI”), which had filed for bankruptcy in July 2002 and which was known as WorldCom, Inc. prior to its emergence from bankruptcy in April 2004. From March 2004 to January 2006 he also served as that company’s President. From November 2002 to March 2004, he was also Chairman of the Board of WorldCom, and he continued to serve as a member of the board of directors of MCI until January 2006. Mr. Capellas left MCI as planned in early January 2006 upon its acquisition by Verizon Communications Inc. Previously, Mr. Capellas was President of Hewlett-Packard Company from May 2002 to November 2002. Before the merger of Hewlett-Packard and Compaq Computer Corporation in May 2002, Mr. Capellas was President and Chief Executive Officer of Compaq, a position he had held since July 1999, and Chairman of the Board of Compaq, a position he had held since September 2000. Mr. Capellas held earlier positions as Chief Information Officer and Chief Operating Officer of Compaq.

Mr. Capellas brings to the Board of Directors experience in executive roles and a background of leading global organizations in the technology industry. Through this experience, he has developed expertise in several valued areas including strategic development, business development, and finance.

Mr. Carter, 67, has been a member of the Board of Directors since July 2000. He served as an executive officer of Cisco from January 1995 to November 2008. He joined Cisco in January 1995 as Vice President of Finance and Administration, Chief Financial Officer and Secretary. In July 1997, he was promoted to Senior Vice President of Finance and Administration, Chief Financial Officer and Secretary. In May 2003, upon his retirement as Chief Financial Officer and Secretary, he was appointed Senior Vice President, Office of the Chairman and CEO. He retired from that position and from his employment with Cisco in November 2008. Before joining Cisco, he was employed by Advanced Micro Devices, Inc. as Vice President and Corporate Controller. Mr. Carter previously served as a director of QLogic Corporation, ending in 2008.

Mr. Carter’s background in finance, accounting and strategic planning is complemented by his knowledge of Cisco, its financial position and its industry, which he developed in part through his service as Cisco’s Chief Financial Officer and as an executive officer of Cisco. Mr. Carter’s contributions are augmented by his experience serving as an outside director of multiple public companies.

Mr. Chambers, 61, has served as a member of the Board of Directors since November 1993 and as Chairman of the Board since November 2006. He joined Cisco as Senior Vice President in January 1991, was promoted to Executive Vice President in June 1994 and to Chief Executive Officer as of January 31, 1995. He also served as President from January 31, 1995 until November 2006. Before joining Cisco, he was employed by Wang Laboratories, Inc. for eight years, where, in his last role, he was the Senior Vice President of U.S. Operations.

Mr. Chambers has led Cisco for more than 15 years. Since his appointment as Chief Executive Officer, Cisco’s annual revenue has grown from $2.0 billion in fiscal 1995 to $40.0 billion in fiscal 2010. As Chairman and Chief Executive Officer, Mr. Chambers brings to the Board of Directors his thorough knowledge of Cisco’s business, strategy, people, operations, competition and financial position. Mr. Chambers provides recognized executive leadership and vision. In addition, he brings with him a global network of customer, industry and government relationships.

Mr. Halla, 64, has been a member of the Board of Directors since January 2007. He served as Chairman of the Board and Chief Executive Officer of National Semiconductor Corporation from May 1996 to November 2009, and continued to serve as Chairman of the Board of that company until May 2010. Additionally, he served as President of National Semiconductor Corporation from May 1996 to May 2005. Prior to May 1996, Mr. Halla served in several executive capacities at LSI Logic Corporation, where, in his last role, he was the Executive Vice President of LSI Logic Products. Prior to that, he held a variety of management positions at Intel Corporation.

Mr. Halla has leadership experience as the chief executive officer of a global technology company. His management and operational expertise is accompanied by a semiconductor industry background and technology acumen.

Dr. Hennessy, 57, has been a member of the Board of Directors since January 2002. He has been President of Stanford University since September 2000. He served as Provost of Stanford from June 1999 to August 2000, Dean of the Stanford University School of Engineering from June 1996 to June 1999, and Chair of the Stanford University Department of Computer Science from September 1994 to March 1996. Dr. Hennessy also currently is the Chairman of the Board of Atheros Communications, Inc. and serves on the board of directors of Google Inc.

Dr. Hennessy brings to the Board of Directors an engineering background as well as skill in the development of information technology businesses. In addition, he has leadership and management experience, both in an academic context at Stanford University and in a corporate context as a board member of public and private technology companies.

Mr. Kovacevich, 66, has been a member of the Board of Directors since January 2005. He served as Chairman of the Board of Wells Fargo & Company from April 2001 to November 2009. He also served as Chief Executive Officer of that company from November 1998 to June 2007, and as its President from November 1998 to July 2005. From January 1993 to November 1998, he served as Chief Executive Officer of Norwest Corporation, which merged with Wells Fargo & Company in November 1998. He also served as President of Norwest Corporation from January 1993 through January 1997 and as Chairman of the Board of Norwest Corporation from May 1995 to November 1998. He became a member of the board of directors of Norwest Corporation in 1986. Mr. Kovacevich also currently serves on the board of directors of Target Corporation.

With his many years of experience leading banking and financial services companies, Mr. Kovacevich contributes financial management and strategy expertise. In addition, Mr. Kovacevich brings to the Board of Directors consumer market insights, including from his experience as an outside public company board member, and the Board of Directors benefits from his corporate governance knowledge.

Mr. McGeary, 60, has been a member of the Board of Directors since July 2003. Mr. McGeary is the Chairman of Tegile Systems, Inc., a stand-alone open source software data management solutions company formed in June 2010. Mr. McGeary served as Chairman of the Board of BearingPoint, Inc. from November 2004 to December 2009. From November 2004 to March 2005, he also served as interim Chief Executive Officer of BearingPoint. BearingPoint filed for protection under Chapter 11 of the United States Bankruptcy Code in February 2009 and its plan under Chapter 11 was declared effective as of December 30, 2009. Mr. McGeary served as Chief Executive Officer of Brience, Inc. from July 2000 to July 2002. From April 2000 to June 2000, he served as a Managing Director of KPMG Consulting LLC, a wholly owned subsidiary of BearingPoint, Inc. (formerly KPMG Consulting, Inc.). From August 1999 to April 2000, he served as Co-President and Co-Chief Executive Officer of BearingPoint, Inc. From January 1997 to August 1999, he was employed by KPMG LLP as its Co-Vice Chairman of Consulting. Prior to 1997 he served in several capacities with KPMG LLP, including audit partner for technology clients. Mr. McGeary is a Certified Public Accountant and holds a B.S. degree in Accounting from Lehigh University. Mr. McGeary also currently serves on the boards of directors of Dionex Corporation and National Semiconductor Corporation. He previously served as a director of BroadVision, Inc., ending in 2006.

Mr. McGeary brings to the Board of Directors a combination of executive experience in management and technology consulting. He also has expertise in leading talented teams, and skills in finance, accounting and auditing with technology industry experience.

Mr. Powell, 47, has been a member of the Board of Directors since March 2007. He currently serves as Senior Advisor to Providence Equity Partners, a private equity investment firm, and as Chairman of the MK Powell Group, a consulting firm. Mr. Powell was Chairman of the Federal Communications Commission from January 2001 to March 2005, having served as a Commissioner since November 1997. Mr. Powell previously served as the Chief of Staff of the Antitrust Division of the Department of Justice. Mr. Powell also currently serves on the boards of directors of AOL Inc., Archipelago Learning, Inc. and Education Management Corporation.

Mr. Powell has expertise regarding the telecommunications and media industries. In addition, Mr. Powell’s regulatory and governmental background, including service in senior leadership positions, brings a valued perspective to the Board of Directors.

Mr. Sarin, 55, has been a member of the Board of Directors since September 2009 and previously served on the Board of Directors from September 1998 to July 2003. Mr. Sarin has served as a Senior Advisor at Kohlberg Kravis Roberts & Co. since October 2009. In April 2003, he became CEO designate of Vodafone Group Plc and served as its Chief Executive Officer from July 2003 to July 2008. He also served as a member of the board of directors of that company from 1999 to 2008. From July 2001 to January 2003 he was Chief Executive Officer of Accel-KKR Telecom. He was the Chief Executive Officer of InfoSpace, Inc., and a member of its board of directors from April 2000 to January 2001. He was the Chief Executive Officer of the USA/Asia Pacific Region for Vodafone AirTouch Plc from July 1999 to April 2000. From February 1997 to July 1999 he was the President of AirTouch Communications, Inc. Prior to that, he served as President and Chief Executive Officer of AirTouch International from April 1994 to February 1997. Mr. Sarin joined AirTouch Communications, Inc. in 1994 as Senior Vice President Corporate Strategy and Development upon its demerger from Pacific Telesis Group which he joined in 1984. Mr. Sarin also currently serves on the boards of directors of Safeway Inc. and The Charles Schwab Corporation. He previously served as a member of the Court of Directors of the Bank of England, ending in 2009. In 2010, Mr, Sarin was named a Knight of the British Empire for services to the communications industry.

In addition to his telecommunications industry and technology background, Mr. Sarin has leadership experience, including service as an outside board member of companies in the information technology, banking, financial services, and retail industries. He provides an international perspective as well as expertise in finance, marketing and operations.

Mr. West, 55, has been a member of the Board of Directors since April 1996. He is a founder and partner of Emerging Company Partners LLC, which was formed in January 2004 and provides executive management advisory and consulting services for early to mid-stage technology companies. He served as Chief Operating Officer of nCUBE Corporation, a provider of on-demand media systems, from December 2001 to July 2003. Prior to joining nCUBE, he was the President and Chief Executive Officer of Entera, Inc. from September 1999 until it was acquired by Blue Coat Systems, Inc. (formerly CacheFlow Inc.) in January 2001. From June 1996 to September 1999, he was President and Chief Executive Officer of Hitachi Data Systems, a joint venture computer hardware services company owned by Hitachi, Ltd. and Electronic Data Systems Corporation. Prior to that, Mr. West was at Electronic Data Systems Corporation from November 1984 to June 1996. Mr. West also currently serves on the board of directors of Autodesk, Inc.

Mr. West’s experience in the information technology industry includes a variety of leadership and strategic positions, which have provided him with accumulated expertise in operational management, strategy, finance, and experience as an outside board member and audit committee member. In addition, Mr. West has knowledge of Cisco acquired through nearly 15 years of service on the Board of Directors.

Mr. Yang, 41, has been a member of the Board of Directors since July 2000. He is a co-founder and Chief Yahoo! of Yahoo! Inc. and has served as a member of the board of directors and an officer of Yahoo! since March 1995. He served as Chief Executive Officer of Yahoo! from June 2007 to January 2009.

As a founder of a global technology company, Mr. Yang contributes an information technology and technology development background. In addition, Mr. Yang brings to the Board of Directors strategy and leadership skills from his experience as a public company executive.

Independent Directors

Upon recommendation of the Nomination and Governance Committee, the Board of Directors has affirmatively determined that each member of the Board of Directors other than Mr. Chambers, Mr. Capellas and Mr. Carter is independent under the criteria established by NASDAQ for director independence. The NASDAQ criteria include various objective standards and a subjective test. A member of the Board of Directors is not considered independent under the objective standards if, for example, he or she is, or at any time during the past three years was, employed by Cisco, or he or she is an executive officer of an entity that has an executive officer of Cisco serving on the compensation committee of its board of directors. Mr. Chambers is not deemed independent because he is a Cisco employee. Mr. Capellas is not deemed independent because he is an executive officer of Acadia, and an executive officer of Cisco, Gary B. Moore, serves as a member of Acadia’s compensation committee. Mr. Carter is not deemed independent because he was a Cisco employee until his retirement in November 2008.

All members of each of Cisco’s Audit, Compensation and Management Development, and Nomination and Governance committees are independent directors. In addition, upon recommendation of the Nomination and Governance Committee, the Board of Directors has determined that the members of the Audit Committee meet the additional independence criteria required for audit committee membership under applicable NASDAQ listing standards.

The subjective test under NASDAQ criteria for director independence requires that each independent director not have a relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The subjective evaluation of director independence by the Board of Directors was made in the context of the objective standards referenced above. In making its independence determinations, the Board of Directors generally considers commercial, financial services, charitable, and other transactions and other relationships between Cisco and each director and his or her family members and affiliated entities. For example, the Nomination and Governance Committee reviewed, for each non-employee director other than Mr. Capellas and Mr. Carter, the amount of all transactions between Cisco and other organizations where such directors serve as executive officers or directors, none of which exceeded 1% of the recipient’s annual revenues during the relevant periods except as described below. For each of the directors other than Mr. Chambers, Mr. Capellas and Mr. Carter, the Board of Directors determined based on the recommendation of the Nomination and Governance Committee that none of the transactions or other relationships exceeded NASDAQ objective standards and none would otherwise interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making this determination, the Board of Directors considered two relationships that did not exceed NASDAQ objective standards but were identified by the Nomination and Governance Committee for further consideration by the Board of Directors under the subjective standard. The Board of Directors determined that neither of these relationships would interfere with the exercise of independent judgment by the director in carrying out his responsibilities as a director. The following is a description of these relationships:

•

Dr. Hennessy is the President of Stanford University. Cisco has various business and charitable dealings with Stanford University, including research grants, charitable donations by Cisco senior executives and board members, matching donations by the Cisco Foundation, licensing agreements, and ordinary course commercial relationships. The amounts of payments made between Cisco and Stanford University in each of the past three fiscal years represented less than 0.1% of the recipient entity’s annual revenues. In addition, a Cisco board member serves on the Stanford Board of Trustees.

•

Mr. Sarin is a member of the board of directors of Aricent Inc., a communications-focused technology and services company. Cisco has procured technology licenses and services from Aricent and made related payments representing approximately 5% of Aricent’s annual revenues.

Corporate Governance

Cisco is committed to excellence in corporate governance and maintains clear policies and practices that promote good corporate governance. Many of these policies and practices are designed to ensure compliance with the listing requirements of NASDAQ and applicable corporate governance requirements, including:

•	The Board of Directors has adopted clear corporate governance policies;

•	The Board of Directors has adopted majority voting for uncontested elections of directors;

•	A majority of the board members are independent of Cisco and its management;

•	The independent members of the Board of Directors meet regularly without the presence of management;

•	All members of the key committees of the Board of Directors—the Audit Committee, the Compensation and Management Development Committee, and the Nomination and Governance Committee—are independent;

•	The charters of the committees of the Board of Directors clearly establish the committees’ respective roles and responsibilities;

•	Cisco has a clear code of business conduct that is monitored by Cisco’s ethics office and is annually affirmed by its employees;

•

Cisco’s ethics office has a hotline available to all employees, and Cisco’s Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal accounting controls, or auditing matters;

•

Cisco has adopted a code of ethics that applies to its principal executive officer and all members of its finance department, including the principal financial officer and principal accounting officer;

•	Cisco’s internal audit control function maintains critical oversight over the key areas of its business and financial processes and controls, and reports directly to Cisco’s Audit Committee;

•	Cisco has adopted a compensation recoupment policy that applies to its executive officers; and

•	Cisco has stock ownership guidelines for its non-employee directors and executive officers.

Key information regarding Cisco’s corporate governance initiatives can be found on its website, including Cisco’s Corporate Governance Policies, Cisco’s Code of Business Conduct, and the charter for each committee of the Board of Directors. The corporate governance page can be found by clicking on “Corporate Governance” in the Investor Relations section of the website at investor.cisco.com.

Board Leadership Structure

Cisco’s Board of Directors believes strongly in the value of an independent board of directors. Currently, over 75% of the members of Cisco’s Board of Directors are independent. This includes all members of the key board committees—the Audit Committee, the Compensation and Management Development Committee, and the Nomination and Governance Committee. Cisco has established a Lead Independent Director role with broad authority and responsibility, as described further below. The independent members of the Board of Directors also meet regularly without management, which meetings are chaired by the Lead Independent Director. Ms. Bartz currently serves as Lead Independent Director, and Mr. Chambers currently serves as Cisco’s Chairman and Chief Executive Officer.

The Board of Directors believes that it should maintain flexibility to select Cisco’s Chairman and board leadership structure from time to time. Our policies do not preclude the Chief Executive Officer (“CEO”) from also serving as Chairman of the Board. The Board of Directors believes that it is currently in the best interest of

Cisco and its shareholders for Mr. Chambers to serve in both roles. The Board of Directors believes the role of Chairman and CEO, together with the role of the Lead Independent Director, provides an appropriate balance in Cisco’s leadership. The role given to the Lead Independent Director helps ensure a strong independent and active Board. In light of Mr. Chambers’ knowledge of Cisco and its industry, and his experience successfully navigating Cisco through both strong and challenging periods, his ability to speak as Chairman and CEO provides strong unified leadership for Cisco.

Each term of service in the Lead Independent Director position is one year, and the Lead Independent Director has the following roles and responsibilities:

•	scheduling meetings of the independent directors;

•	chairing the separate meetings of the independent directors;

•	serving as principal liaison between the independent directors and the Chairman and CEO on sensitive issues;

•	communicating from time to time with the Chairman and CEO and disseminating information to the rest of the Board of Directors as appropriate;

•	providing leadership to the Board of Directors if circumstances arise in which the role of the Chairman may be, or may be perceived to be, in conflict;

•	reviewing the quality, quantity and timeliness of information provided to the Board;

•	being available, as appropriate, for communication with shareholders; and

•	presiding over the annual self-evaluation of the Board of Directors.

The Role of the Board of Directors in Risk Oversight

We believe that risk is inherent in innovation and the pursuit of long-term growth opportunities. Cisco’s management is responsible for day-to-day risk management activities. The Board of Directors, acting directly and through its committees, is responsible for the oversight of Cisco’s risk management. With the oversight of the Board of Directors, Cisco has implemented practices and programs designed to help manage the risks to which we are exposed in our business and to align risk-taking appropriately with our efforts to increase shareholder value.

Cisco’s management has implemented an enterprise risk management, or ERM, program designed to work across the business to identify, assess, govern and manage risks and Cisco’s response to those risks. The structure of the ERM program includes quarterly global risk reviews by members of senior management, as well as an operating committee that focuses on risk management-related topics.

The Audit Committee, which oversees our financial and risk management policies, receives regular reports on ERM, including from the chair of the operating committee mentioned above. As part of the overall risk oversight framework, other committees of the Board of Directors also oversee certain categories of risk associated with their respective areas of responsibility. For example, the Finance Committee oversees matters related to risk management policies and programs addressing currency, interest rate, equity, and insurance risk, as well as Cisco’s customer and channel partner financing activities, investment policy and certain risk management activities of Cisco’s treasury function. The Compensation Committee oversees compensation-related risk management, as discussed further under “Compensation and Management Development Committee” on page 13 and in the “Compensation Governance” portion of the Compensation Discussion and Analysis on page 35.

Each committee reports regularly to the full Board of Directors on its activities. In addition, the Board of Directors participates in regular discussions among the Board and with Cisco’s senior management of many core subjects, including strategy, operations, finance, and legal and public policy matters, in which risk oversight is an inherent element. The Board of Directors believes that the leadership structure described above under “Board Leadership Structure” facilitates the Board’s oversight of risk management because it allows the Board, with leadership from the Lead Independent Director and working through its committees, including the independent Audit Committee, to participate actively in the oversight of management’s actions.

Board Committees and Meetings

During Cisco’s fiscal year ended July 31, 2010, the Board of Directors held 6 meetings. During this period, all of the incumbent directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which each such director served, during the period for which each such director served. Cisco’s directors are strongly encouraged to attend the annual meeting of shareholders. Twelve of Cisco’s directors attended last year’s annual meeting.

Cisco has five standing committees: the Audit Committee, the Compensation and Management Development Committee, the Nomination and Governance Committee, the Acquisition Committee, and the Finance Committee. Each of these committees has a written charter approved by the Board of Directors. A copy of each charter can be found by clicking on “Corporate Governance,” and then clicking on “Committees,” in the Investor Relations section of our website at investor.cisco.com. The members of the committees, as of the date of this Proxy Statement, are identified in the following table.

Director	Audit Committee	Compensation and Management Development Committee	Nomination and Governance Committee	Acquisition Committee	Finance Committee
Carol A. Bartz		X
M. Michele Burns	X			X	X
Michael D. Capellas				Chair	Chair
Larry R. Carter					X
John T. Chambers				X
Brian L. Halla		X
Dr. John L. Hennessy			X	X
Richard M. Kovacevich			Chair		X
Roderick C. McGeary	X	Chair
Michael K. Powell				X
Arun Sarin	X
Steven M. West	Chair				X
Jerry Yang			X	X

Audit Committee

The Audit Committee is responsible for reviewing the financial information which will be provided to shareholders and others, reviewing the system of internal controls which management and the Board of Directors have established, appointing, retaining and overseeing the performance of the independent registered public accounting firm, overseeing Cisco’s accounting and financial reporting processes and the audits of Cisco’s financial statements, and pre-approving audit and permissible non-audit services provided by the independent registered public accounting firm. This committee held 14 meetings during fiscal 2010. The Board of Directors has determined that each of Ms. Burns and Mr. McGeary is an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K. Each member of this committee is an independent director and meets each of the other requirements for audit committee members under applicable NASDAQ listing standards.

Compensation and Management Development Committee

The Compensation and Management Development Committee’s (the “Compensation Committee”) basic responsibility is to review the performance and development of Cisco’s management in achieving corporate goals and objectives and to assure that Cisco’s executive officers are compensated effectively in a manner consistent with Cisco’s strategy, competitive practice, sound corporate governance principles and shareholder interests. Toward that end, this committee oversees, reviews and administers all of Cisco’s compensation, equity and employee benefit plans and programs.

The Compensation Committee’s responsibilities and duties include an annual review and approval of Cisco’s compensation strategy to ensure that it promotes shareholder interests and supports Cisco’s strategic and tactical objectives, and that it provides appropriate rewards and incentives for management and employees, including review of compensation-related risk management. During fiscal 2010, the Compensation Committee performed these oversight responsibilities and duties by, among other things, directing a review of our compensation practices and policies generally, including conducting an evaluation of the design of our executive compensation program, in light of our risk management policies and programs. Additional information regarding the Compensation Committee’s risk management review appears in the “Compensation Governance” portion of the Compensation Discussion and Analysis on page 35.

This committee held 11 meetings during fiscal 2010. Each member of this committee is an independent director under applicable NASDAQ listing standards, an “outside director” as defined in Section 162(m) of the Internal Revenue Code and a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934.

The Compensation Committee has the exclusive authority and responsibility to determine all aspects of executive compensation packages for executive officers and makes recommendations to the Board of Directors regarding the compensation of non-employee directors. The Compensation Committee has retained Frederic W. Cook & Co., Inc. (“FWC”) as its independent compensation consultant to help the Compensation Committee establish and implement its compensation philosophy, to evaluate compensation proposals recommended by management, and to provide advice and recommendations on competitive market practices and specific compensation decisions for executive officers and directors. The Compensation Committee retains and does not delegate any of its exclusive power to determine all matters of executive compensation and benefits, although the Chief Executive Officer and the Human Resources Department present compensation and benefit proposals to the Compensation Committee. FWC works directly with the Compensation Committee (and not on behalf of management) to assist the Compensation Committee in satisfying its responsibilities and will undertake no projects for management except at the request of the Compensation Committee chair and in the capacity of the Compensation Committee’s agent. FWC performs no other consulting or other services for Cisco and, to date, has not undertaken any projects for management. For additional description of the Compensation Committee’s processes and procedures for consideration and determination of executive officer compensation, see the “Compensation Discussion and Analysis” section of this Proxy Statement.

The Compensation Committee determines and makes recommendations to the Board of Directors regarding compensation for non-employee directors using a process similar to the one used for determining compensation for Cisco’s executive officers, which is discussed in detail in the “Compensation Discussion and Analysis”

section of this Proxy Statement. Generally, the Compensation Committee annually reviews the market practice for non-employee directors for companies in Cisco’s peer group in consultation with FWC.

Nomination and Governance Committee

The Nomination and Governance Committee is responsible for overseeing, reviewing and making periodic recommendations concerning Cisco’s corporate governance policies, and for recommending to the full Board of Directors candidates for election to the Board of Directors. This committee held 6 meetings during fiscal 2010. Each member of this committee is an independent director under applicable NASDAQ listing standards.

Nominees for the Board of Directors should be committed to enhancing long-term shareholder value and must possess a high level of personal and professional ethics, sound business judgment and integrity. The Board of Directors is composed of a diverse group of leaders in their respective fields. The Board of Directors encourages selection of directors who will contribute to Cisco’s overall corporate goals: responsibility to its shareholders, technology leadership, effective execution, high customer satisfaction and superior employee working environment. The Nomination and Governance Committee from time to time reviews the appropriate skills and characteristics required of board members, including factors that it seeks in board members such as diversity of business experience, viewpoints and, personal background, and diversity of skills in technology, finance, marketing, international business, financial reporting and other areas that are expected to contribute to an effective Board of Directors. In evaluating potential candidates for the Board of Directors, the Nomination and Governance Committee considers these factors in the light of the specific needs of the Board of Directors at that time. The brief biographical description of each nominee set forth in the “Business Experience and Qualifications of Nominees” above includes the primary individual experience, qualifications, attributes and skills of each of our directors that led to the conclusion that each director should serve as a member of the Board of Directors at this time.

In recommending candidates for election to the Board of Directors, the Nomination and Governance Committee considers nominees recommended by directors, officers, employees, shareholders and others, using the same criteria to evaluate all candidates. The Nomination and Governance Committee reviews each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board of Directors. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. Upon selection of a qualified candidate, the Nomination and Governance Committee would recommend the candidate for consideration by the full Board of Directors. The Nomination and Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees. To recommend a prospective nominee for the Nomination and Governance Committee’s consideration, submit the candidate’s name and qualifications to Cisco’s Secretary in writing to the following address: Cisco Systems, Inc., Attn: Secretary, 170 West Tasman Drive, San Jose, California 95134, with a copy to Cisco Systems, Inc., Attn: General Counsel at the same address. When submitting candidates for nomination to be elected at Cisco’s annual meeting of shareholders, shareholders must also follow the notice procedures and provide the information required by Cisco’s bylaws.

In particular, for the Nomination and Governance Committee to consider a candidate recommended by a shareholder for nomination at the 2011 Annual Meeting of Shareholders, the recommendation must be delivered or mailed to and received by Cisco’s Secretary between June 30, 2011 and July 30, 2011 (or, if the 2011 annual meeting is not held within 30 calendar days of the anniversary of the date of the 2010 annual meeting, within 10 calendar days after Cisco’s public announcement of the date of the 2011 annual meeting). The recommendation must include the same information as is specified in Cisco’s bylaws for shareholder nominees to be considered at an annual meeting, including the following:

•	The shareholder’s name and address and the beneficial owner, if any, on whose behalf the nomination is proposed;

•	The shareholder’s reason for making the nomination at the annual meeting, and the signed consent of the nominee to serve if elected;

•	The number of shares owned by, and any material interest of, the record owner and the beneficial owner, if any, on whose behalf the record owner is proposing the nominee;

•	A description of any arrangements or understandings between the shareholder, the nominee and any other person regarding the nomination; and

•

Information regarding the nominee that would be required to be included in Cisco’s proxy statement by the rules of the Securities and Exchange Commission, including the nominee’s age, business experience for the past five years and any directorships held by the nominee, including directorships held during the past five years.

Acquisition Committee

The Acquisition Committee reviews acquisition strategies and opportunities with management, approves certain acquisitions and investment transactions and also makes recommendations to the Board of Directors. This committee held 5 meetings during fiscal 2010.

Finance Committee

The Finance Committee reviews and approves Cisco’s global investment policy, reviews minority investments, fixed income assets, insurance risk management policies and programs and tax programs, oversees Cisco’s stock repurchase programs, and also reviews Cisco’s currency, interest rate and equity risk management policies and programs. This committee is also authorized to approve the issuance of debt securities, certain real estate acquisitions and leases, and charitable contributions made on behalf of Cisco. This committee held 4 meetings during fiscal 2010.

Director Compensation

This section provides information regarding the compensation policies for non-employee directors and amounts paid and securities awarded to these directors in fiscal 2010.

For fiscal 2010, the cash and equity compensation policies for non-employee directors were the same as in fiscal 2009, except that in June 2010 the annual retainer fee for serving as chair of the Compensation Committee was increased from $10,000 to $15,000 and an annual retainer fee of $15,000 for serving as chair of the Nomination and Governance Committee was initiated. These changes were effected on a pro rata basis for the remainder of the year of board service. The cash fees for fiscal 2010 were as follows:

•

Annual retainer of $75,000 for each non-employee director re-elected at the 2009 annual meeting of shareholders for the year of board service beginning upon election at the 2009 annual meeting of shareholders, except that three non-employee directors elected to receive fully vested shares of Cisco common stock in lieu of all or a portion of their respective regular annual cash retainer, and four non-employee directors elected to receive fully vested deferred stock units that will be settled in shares after the respective non-employee director leaves the board in lieu of all or a portion of their regular annual cash retainer, each as described below;

•	Additional annual retainer fee of $30,000 for Ms. Bartz for serving as Lead Independent Director;

•	Additional annual retainer fee of $25,000 for Mr. West for serving as chair of the Audit Committee;

•	Additional annual retainer fee of $15,000 ($12,083 for fiscal 2010 due to pro rata effectiveness of increase) for Mr. McGeary for serving as chair of the Compensation Committee;

•	Additional annual retainer fee of $15,000 ($6,250 for fiscal 2010 due to pro rata effectiveness) for Mr. Kovacevich for serving as chair of the Nomination and Governance Committee; and

•	Additional fee of $2,000 to each committee member for each standing committee meeting attended.

The Cisco Systems, Inc. 2005 Stock Incentive Plan (the “2005 Stock Incentive Plan”) does not provide for automatic equity grants to non-employee directors, but instead provides for discretionary awards to non-employee directors which may not exceed 50,000 shares for any non-employee director in any fiscal year.

The Board of Directors’ policy regarding initial equity grants for new non-employee directors and annual equity grants for re-elected non-employee directors provides that each non-employee director who is initially appointed or elected to the board receives an initial restricted stock unit award covering 16,666 shares, which shares will vest in two equal annual installments upon the completion of each year of board service. Also, each non-employee director elected at an annual meeting of shareholders who has served as a non-employee member of the Board of Directors for at least six months prior to the election date receives an annual restricted stock unit award covering 10,000 shares, which shares will fully vest upon the completion of one year of board service. The shares subject to the restricted stock units also will vest immediately in full upon certain changes in control or ownership of Cisco or upon the recipient’s death or disability while a member of the Board of Directors. Non-employee directors may elect to defer receipt of the initial and annual restricted stock units such that, to the extent the restricted stock units are vested, the units would be settled in shares after the non-employee director leaves the board.

On November 12, 2009, at the last annual meeting of shareholders, each of the non-employee directors then serving was re-elected to the Board of Directors. Pursuant to the policy described above, each director who had served as a non-employee member of the Board of Directors for at least six months prior to that election date (being each non-employee director other than Mr. Sarin) received a restricted stock unit award covering 10,000 shares. In each case, the shares subject to these restricted stock unit awards vest in full upon the completion of one year of board service. The shares subject to the restricted stock units also will vest immediately in full upon certain changes in control or ownership of Cisco or upon the recipient’s death or disability while a member of the Board of Directors.

Non-employee directors typically do not receive other forms of remuneration, perquisites or benefits, but are reimbursed for their expenses in attending meetings.

In May 2010, Mr. Capellas was appointed as the Chief Executive Officer of Acadia. For a further description of Acadia, see “Certain Transactions with Related Persons” on page 63 below. Acadia entered into an offer letter with Mr. Capellas in connection with his at-will employment that provides for an initial annual base salary of $600,000 and relocation benefits. The offer letter also establishes the fiscal year 2010 level of Mr. Capellas’ annualized cash bonus with a target of $700,000 and a maximum slightly less than twice the target amount, based on the attainment of performance criteria. Mr. Capellas is eligible to receive a prorated portion of the annualized cash bonus based on the length of his service to Acadia during its 2010 fiscal year. In addition, Mr. Capellas was paid the first 50% installment of a sign-on bonus which is subject to certain repayment conditions.

Cisco’s Corporate Governance Policies include stock ownership guidelines for non-employee directors, which were approved in the current form in July 2008. These guidelines call for each non-employee director to own shares of Cisco’s common stock having a value equal to at least five times the non-employee director’s regular annual cash retainer, with a five-year period to attain that ownership level. To facilitate share ownership, non-employee directors may elect to receive, in lieu of all or a specified portion of their regular annual cash retainer, either fully vested shares of Cisco common stock or deferred stock units that would be settled in shares after the non-employee director leaves the board, based on the fair market value of the shares on the date any regular annual cash retainer would otherwise be paid. Any shares (or shares subject to deferred stock units) received in lieu of any portion of a regular annual cash retainer do not count against the limit on the total number of shares that may be granted to a non-employee director during any fiscal year. The shares issued are granted under the 2005 Stock Incentive Plan. For information on non-employee director elections to receive fully vested shares (or shares subject to deferred stock units) in lieu of cash with respect to the fiscal 2010 annual cash retainer, please see the table below entitled “Director Compensation” and the accompanying footnotes.

The following table provides information as to compensation for services of the non-employee directors during fiscal 2010.

Director Compensation

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (4)	Option Awards ($) (5)	All Other Compensation ($)		Total ($)
Carol A. Bartz	$125,000	(2)	$234,000	—	—		$359,000
M. Michele Burns	$117,000		$234,000	—	—		$351,000
Michael D. Capellas (1)	$101,000		$234,000	—	$1,143,077	(1)	$1,478,077	(1)
Larry R. Carter	$83,000	(2)	$234,000	—	—		$317,000
Brian L. Halla	$97,000	(3)	$234,000	—	—		$331,000
Dr. John L. Hennessy	$97,000	(3)	$234,000	—	—		$331,000
Richard M. Kovacevich	$101,250		$234,000	—	—		$335,250
Roderick C. McGeary	$137,083		$234,000	—	—		$371,083
Michael K. Powell	$85,000	(3)	$234,000	—	—		$319,000
Arun Sarin	$103,500		$370,485	—	—		$473,985
Steven M. West	$136,000	(2)	$234,000	—	—		$370,000
Jerry Yang	$95,000	(3)	$234,000	—	—		$329,000

(1)	For Mr. Capellas, the “All Other Compensation” amount includes Acadia base salary of $143,077 and the remainder represents the first installment of his Acadia sign-on bonus, as described above.

(2)	Includes the value of fully vested shares of Cisco common stock received in lieu of the non-employee director’s regular annual cash retainer based on the fair market value of the shares on November 12, 2009, the date the regular annual cash retainer would otherwise have been paid. Based on the prior election by each director, Ms. Bartz and Mr. Carter each received 3,205 shares with a value of $74,997, and Mr. West received 801 shares with a value of $18,743.

(3)	Includes the value of fully vested deferred stock units received in lieu of all or a specified portion of the non-employee director’s regular annual cash retainer based on the fair market value of the underlying shares on November 12, 2009, the date the regular annual cash retainer would otherwise have been paid. Based on the prior election by each director, Mr. Halla, Dr. Hennessy and Mr. Yang each received 3,205 deferred stock units with a value of $74,997, and Mr. Powell received 1,068 deferred stock units with a value of $24,991.

(4)	The amounts in the Stock Awards column represent the aggregate grant date fair values, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, of restricted stock unit awards issued pursuant to the 2005 Stock Incentive Plan. The grant date fair value of these awards is calculated using the closing price of Cisco’s common stock on the grant date as if these awards were vested and issued on the grant date. The grant date fair value of the restricted stock unit award granted on November 12, 2009 to each non-employee director re-elected on that date other than Mr. Sarin was $234,000. The grant date fair value of the restricted stock unit award granted on September 9, 2009 to Mr. Sarin was $370,485. There can be no assurance that these grant date fair values will ever be realized by the non-employee directors. For information regarding the number of unvested restricted stock units held by each non-employee director as of July 31, 2010, see the column “Unvested Restricted Stock Units Outstanding” in the table below.

(5)	No stock options were awarded to non-employee directors in fiscal 2010. (Stock options were most recently awarded to non-employee directors in November 2007.) For information regarding the number of outstanding stock options held by each non-employee director as of July 31, 2010, see the column “Stock Options Outstanding” in the table below.

The non-employee directors held the following numbers of stock options and unvested restricted stock units as of July 31, 2010.

Non-Employee Director	Stock Options Outstanding	Unvested Restricted Stock Units Outstanding
Ms. Bartz	120,000	10,000
Ms. Burns	120,000	10,000
Mr. Capellas	80,000	10,000
Mr. Carter	1,464,000	11,857
Mr. Halla	65,000	10,000	*
Dr. Hennessy	105,000	10,000	*
Mr. Kovacevich	100,000	10,000
Mr. McGeary	100,000	10,000	*
Mr. Powell	65,000	10,000
Mr. Sarin	—	16,666	*
Mr. West	50,000	10,000
Mr. Yang	120,000	10,000	*

*	At the non-employee director’s election, the settlement of any vested shares underlying this award is deferred until after the non-employee director leaves the board.

Shareholder Communications with the Board of Directors

Shareholders may communicate with Cisco’s Board of Directors through Cisco’s Secretary by sending an email to bod@cisco.com, or by writing to the following address: Board of Directors, c/o Secretary, Cisco Systems, Inc., 170 West Tasman Drive, San Jose, California 95134. Shareholders also may communicate with Cisco’s Compensation and Management Development Committee through Cisco’s Secretary by sending an email to compensationcommittee@cisco.com, or by writing to the following address: Compensation and Management Development Committee, c/o Secretary, Cisco Systems, Inc., 170 West Tasman Drive, San Jose, California 95134. Cisco’s Secretary will forward all correspondence to the Board of Directors or the Compensation and Management Development Committee, except for spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material. Cisco’s Secretary may forward certain correspondence, such as product-related inquiries, elsewhere within Cisco for review and possible response.

Recommendation of the Board of Directors

The Board of Directors recommends that the shareholders vote FOR the election of each of the nominees listed herein.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Executive compensation is an important matter for our shareholders. The core of Cisco’s executive compensation philosophy and practice continues to be to pay for performance. Cisco’s executive officers are compensated in a manner consistent with Cisco’s strategy, competitive practice, sound corporate governance principles, and shareholder interests and concerns. We believe our compensation program is strongly aligned with the long-term interests of our shareholders. We urge you to read the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement for additional details on Cisco’s executive compensation, including Cisco’s compensation philosophy and objectives and the 2010 compensation of the named executive officers.

Although Congress has recently enacted legislation requiring a non-binding advisory Say on Pay vote on executive compensation beginning in 2011, in accordance with the vote of our shareholders at the 2009 Annual Meeting, we want to give our shareholders an advisory vote on executive compensation at our 2010 Annual Meeting. Next year, in accordance with the recently enacted legislation, in addition to an advisory Say on Pay vote, we will ask shareholders whether they would prefer an advisory vote every year, every two years or every three years.

We are asking shareholders to vote on the following resolution:

RESOLVED, that the shareholders approve the compensation philosophy, policies and procedures described in the CD&A, and the compensation of Cisco’s named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules, including the compensation tables.

As an advisory vote, this proposal is non-binding. Although the vote is non-binding, the Board of Directors and the Compensation Committee value the opinions of our shareholders, and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Vote Required

The affirmative vote of a majority of the shares of Cisco common stock present or represented by proxy and voting at the annual meeting, together with the affirmative vote of a majority of the required quorum, is required for approval of this proposal. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

Recommendation of the Board of Directors

The Board of Directors recommends that the shareholders vote FOR Proposal No. 2.

PROPOSAL NO. 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

Cisco is asking the shareholders to ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as Cisco’s independent registered public accounting firm for the fiscal year ending July 30, 2011. In the event the shareholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in Cisco’s and its shareholders’ best interests.

PricewaterhouseCoopers LLP has audited Cisco’s consolidated financial statements annually since Cisco’s 1988 fiscal year. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that those representatives will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following is a summary of the fees billed to Cisco by PricewaterhouseCoopers LLP for professional services rendered for the fiscal years ended July 31, 2010 and July 25, 2009:

Fee Category	Fiscal 2010 Fees	Fiscal 2009 Fees
Audit Fees	$15,905,000	$15,810,000
Audit-Related Fees	4,126,000	725,000
Tax Fees	4,183,000	1,131,000
All Other Fees	72,000	58,000

Total Fees	$24,286,000	$17,724,000

Audit Fees.    Consists of fees billed for professional services rendered for the integrated audit of Cisco’s consolidated financial statements and of its internal control over financial reporting, for review of the interim consolidated financial statements included in quarterly reports and for services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.    Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Cisco’s consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits, accounting consultations in connection with transactions, merger and acquisition due diligence, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

Tax Fees.    Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, assistance with tax reporting requirements and audit compliance, assistance with customs and duties compliance, value-added tax compliance, mergers and acquisitions tax compliance, and tax advice on international, federal and state tax matters. None of these services were provided under contingent fee arrangements. Tax compliance fees were $4,053,000 and $1,033,000 in fiscal 2010 and fiscal 2009, respectively. All other tax fees were $130,000 and $98,000 in fiscal 2010 and fiscal 2009, respectively.

All Other Fees.    Consists of fees for products and services other than the services reported above. These services included translation of filings and other miscellaneous services. No management consulting services were provided.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to report periodically to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Vote Required

The affirmative vote of a majority of the shares of Cisco common stock present or represented by proxy and voting at the annual meeting, together with the affirmative vote of a majority of the required quorum, is required for approval of this proposal.

Recommendation of the Board of Directors

The Board of Directors recommends that the shareholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP to serve as Cisco’s independent registered public accounting firm for the fiscal year ending July 30, 2011.

PROPOSAL NO. 4

SHAREHOLDER PROPOSAL

Mr. John C. Harrington, 1001 2nd Street, Suite 325, Napa, California, a beneficial owner of 1,000 shares of Cisco common stock, has notified us that he intends to present the following proposal at the meeting:

Shareholder Proposal

Stockholder Proposal to Amend the

Corporate Bylaws by Establishing a Board Committee on Environmental Sustainability

RESOLVED: To amend the corporate Bylaws, by inserting the following new Section 5.08:

Section 5.08 Board Committee on Environmental Sustainability: There is established a Board Committee on Environmental Sustainability. The purpose of the committee is to review the company’s corporate policies, above and beyond matters of legal compliance, in order to assess, and make recommendations to enhance, the company’s policy responses to changing conditions and knowledge of the natural environment, including but not limited to, natural resource limitations, energy use, waste disposal, and climate change. Policy responses should include, among other things, an assessment of the company’s disclosure of quantitative environmental metrics.

The Board of Directors is authorized in its discretion, consistent with these bylaws and applicable law to: (1) designate the membership of the committee, (2) provide the committee with funds for operating expenses, (3) adopt a charter or resolution to specify the powers of the committee, (4) empower the committee to solicit public input and to issue periodic reports to shareholders and the public, at reasonable expense and excluding confidential information, on the Committee’s activities, findings and recommendations, and (5) adopt any other measures within the Board’s discretion consistent with these Bylaws and applicable law.

Nothing herein shall restrict the power of the Board of Directors to manage the business and affairs of the company. The Board Committee shall not incur any costs to the company except as authorized by the Board of Directors.

Supporting Statement

In the proponent’s opinion, issues related to environmental sustainability might include, but are not limited to: global climate change, emerging concerns regarding toxicity of materials, resource shortages, and biodiversity loss.

Adoption of this resolution would help to restore our company’s position in this area of increasing concern to investors and policy makers. Beginning October 2009, the company was removed from the NASDAQ Global Sustainability Index due to inadequate disclosure of quantitative environmental metrics. The Proponent believes establishing a separate board committee on sustainability is necessary to ensure that the Board of Directors will better address sustainability on an ongoing basis, elevating the priority given to these issues, and thereby restoring the company’s leadership position.

Cisco’s Statement in Opposition to Proposal No. 4

The Board of Directors believes this proposal does not serve the best interests of Cisco or its shareholders and recommends a vote AGAINST it.

We share the proponent’s ongoing concerns regarding environmental sustainability and devote considerable ongoing efforts to (1) designing our products to reduce environmental impacts, with respect to both materials usage and energy consumption of the products themselves; (2) designing products that allow our customers to reduce the environmental impact of their own operations, including energy usage; (3) reducing the environmental impact of product packaging on the environment, and improving recycling opportunities for our products; and (4) enhancing the energy efficiency and reducing the environmental impact of our internal operations. Our efforts resulted in the Cisco EcoBoard’s environmental sustainability governance model being recognized as an ISO 14001 best practice for addressing global climate change. In addition, Cisco in September 2009 was named as the number-one information technology company on climate change by PricewaterhouseCoopers based on Cisco’s response to the Carbon Disclosure Project’s 2009 survey, and in April 2010 Cisco earned the top ranking in Greenpeace’s Cool IT Challenge.

We therefore believe that an amendment to our bylaws to establish a specific board committee on environmental sustainability is unnecessary. We believe the significant time and resources we currently devote to sustainability issues, and the established policies, practices and procedures relating to sustainability that we have put in place, are more than adequate to address the proponent’s request.

Cisco has adopted a comprehensive approach to managing our environmental impacts and helping our customers manage theirs. We are pursuing greater sustainability in all that we do, including a senior executive-level commitment to a “green” vision and strategy, an ISO 14001-certified environmental management system (EMS), and the active engagement of our employees throughout our business with regard to environmental sustainability issues.

Cisco’s environmental vision is to use network technologies to promote environmental sustainability. We aim to use networks, and our increasing ability to extend the reach and impact of these networks, to deliver solutions for energy and resource management on a global basis, and also to apply these solutions within our own business. We are pursuing this strategy by setting goals and measuring performance, by investing in our environmental management system, by empowering employees to take action, and by participating in global dialogue around our key issues.

Cisco’s environmental vision and strategy is managed by the Cisco EcoBoard, which was established in 2006. The EcoBoard includes senior executives who represent key global business functions, providing comprehensive representation from all parts of Cisco’s operations. Cisco’s environmental vision and strategy is implemented by the Green Task Force (GTF), which reports to the EcoBoard. Consisting of senior leaders from each of the departments represented on the EcoBoard, the GTF provides cross-functional planning, management, monitoring and coordinating of Cisco’s environmental programs. The EcoBoard generally meets quarterly to review the progress of each of Cisco’s environmental initiatives.

Cisco’s ISO 14001 EMS provides a set of processes and procedures that guide environmental activities at Cisco sites, as well as at the corporate level. The Cisco EMS seeks to increase the positive and minimize the negative impacts to the environment in the definition, design, manufacture, support, and use of our solutions by reusing, recycling, and adopting processes that conserve raw materials, energy, and water. Through a continuous cycle of planning, implementing, reviewing, and improving processes, our EMS influences all aspects of Cisco’s operations, products and services, including compliance with environmental requirements and ongoing efforts to improve environmental business performance.

Cisco reports on the environmental topics identified in the Global Reporting Initiative (GRI), including such topics as greenhouse gas emissions, materials, waste, water, land use and biodiversity. We assess our impact in these areas and engage with stakeholders to understand their concerns. Together with our employees, partners and customers, we are working to reduce our environmental impacts by engaging in cross-sector partnerships and delivering solutions that help customers reduce their environmental impacts. These efforts help us meet the expectations of our stakeholders and also make good business sense, often reducing operating costs and business risks.

While we are pleased with our progress, we are always working to improve our performance in the sustainability area. To that end, we have engaged CRD Analytics, the research consultant used for the NASDAQ Global Sustainability Index, to help us understand how we can perform even better on environmental-related initiatives and the related metrics.

As described above, we believe the substantial resources and attention we devote to environmental sustainability issues demonstrate Cisco’s significant commitment to the underlying subject matter of the proposal. Through the policies and practices we currently have in place, we believe that the Board is able to effectively oversee the global impact Cisco’s business activities have on environmental sustainability. Accordingly, we believe that the action called for in the proposal is unnecessary.

Vote Required

The affirmative vote of a majority of the outstanding shares of common stock is required for approval of this proposal. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

Recommendation of the Board of Directors

For all the reasons set forth above, the Board of Directors recommends a vote AGAINST Proposal No. 4.

PROPOSAL NO. 5

SHAREHOLDER PROPOSAL

Boston Common Asset Management, LLC, 84 State Street, Suite 1000, Boston, Massachusetts 02109, a beneficial owner of 56,952 shares of Cisco common stock, joined by other filers (whose names, addresses and shareholdings will be provided by Cisco promptly upon receipt by Cisco Investor Relations of any oral or written request), have notified us that they intend to present the following proposal at the meeting:

Shareholder Proposal

INTERNET FRAGMENTATION REPORT

WHEREAS:

On February 15, 2006, Cisco Systems, Yahoo, Google and Microsoft testified before the Committee on International Relations of the U.S. House of Representatives about alleged complicity in human rights violations in China;

Mark Chandler, General Counsel of Cisco Systems, testified that:

“Some countries have chosen to restrict or limit access to information on the Internet based on political considerations.… While many have commented on the activities of the Chinese government in this regard, the issue is, in fact, global. Some Middle Eastern countries block sites critical of their leadership.”

“Efforts are underway.... to balkanize the Internet. Policies which promote that—even inadvertently—will undermine rather than support the many projects which help users evade censorship and will exacerbate rather than solve the problems we are discussing today.”

“The liberating power of the Internet depends on its existence as one global Internet. … Any policies in this area should, we believe, proceed from the realization that its very global nature provides a unique tool for the dissemination of ideas and cultivation of freedoms. We should do nothing to disturb its promise.”

Cisco sells its products, including Internet and surveillance technology, primarily through resellers, to government agencies and state-owned entities throughout the world. The U.S. State Department and others have documented how various governments, including several governments with which our Company does business, monitor, censor and jail Internet users, through manipulation of Internet technology.

Mr. Chandler testified that the key to the growth of the Internet “has been the standardization of one global network. This has been and remains the core of Cisco’s mission.”

In 1998, Cisco was selected as a key supplier for building China’s nation-wide IP backbone, which has been called “the Great Firewall of China.” It is synonymous with the censored, closed network which, according to Mr. Chandler, threatens Cisco’s core mission. A 2002 Cisco document publicly leaked in 2008 made clear that Cisco engineers were aware of the Chinese government’s repressive censorship and surveillance agenda and may have regarded this as a business opportunity. The Company disputes this interpretation. Cisco currently has a $16 billion investment program in China.

The US State Department has documented concerted efforts to thwart the development of one global Internet in Saudi Arabia, where Cisco is investing over $265 Million and has over 140 Cisco Partners.

Legislation has been introduced in the House prohibiting, “business from cooperating with repressive governments in transforming the Internet into a tool of censorship and surveillance.” The proposed legislation provides for both fines and jail time (The Global Online Freedom Act of 2009 (H.R. 2271)).

RESOLVED:

Shareholders request the Board to publish a report to shareholders within six months, at reasonable expense and omitting proprietary information, providing a summarized listing and assessment of concrete steps the company could reasonably take to reduce the likelihood that its business practices might enable or encourage the violation of human rights, including freedom of expression and privacy, or otherwise encourage or enable fragmentation of the internet.

Cisco’s Statement in Opposition to Proposal No. 5

The Board of Directors believes this proposal does not serve the best interests of Cisco or its shareholders and recommends a vote AGAINST it.

Cisco’s products are helping to drive the greatest global expansion of information availability and individual expression in the history of the planet. Our business practices are designed to and strive to promote, among other things, freedom of expression, privacy and other fundamental personal freedoms. Our codes of business conduct, employee policies and guidelines reflect this design and incorporate a variety of laws and ethical principles and policies including those pertaining to personal freedoms. Our products have been instrumental in the evolution of the Internet into the medium it is today, providing access, expression and community across the globe.

We share the proponents’ desire to promote human rights, including freedom of expression, access and community, and we are supporters of the United Nations Universal Declaration of Human Rights and the ten principles of the United Nations Global Compact. We are continually evaluating and addressing human rights issues within our business operations and in the communities in which we operate. Our Board and management invest significant time and resources to ensure that our activities and policies promote, and are consistent with, our goals and initiatives regarding the improvement of human rights around the world. We have a strict requirement of compliance with U.S. Government policies, designed in part to reflect human rights concerns, regarding the export and use of our products. With respect to Internet freedom, we have clearly stated our policies: Cisco does not customize, or develop specialized or unique filtering capabilities, in order to enable different regimes to block access to information; Cisco sells the same equipment worldwide; Cisco is not a service or content provider or network manager but we do believe the Global Network Initiative’s (GNI’s) network operation principles are appropriate, and were we to operate a network, we would comply with the GNI’s principles regarding release of information about subscribers. The threat to Internet freedom today lies not in standardized equipment supplied by Cisco, but by efforts of regimes to force suppliers to adopt special protocols or standards that deviate from global norms and enable special censorship or filtering systems. We have worked in opposition to such efforts and will continue to do so.

For our employees, Cisco’s mandatory code of business conduct outlines the ethical principles which guide our day to day activities. Our employee policies and guidelines substantially incorporate laws and ethical principles including those pertaining to freedom of association, non-discrimination, privacy, collective bargaining, compulsory and child labor, immigration and wages and hours. With regard to our supply chain, Cisco is a member of the Electronic Industry Citizenship Coalition (EICC). The EICC’s Supplier Code of Conduct specifically addresses such human rights issues as forced or involuntary labor, child labor, wages and benefits, working hours, nondiscrimination, respect and dignity, freedom of association, health and safety, protection of the environment, supplier management systems, supplier ethics and supplier compliance with laws. Cisco is an EICC board member and has been instrumental in the organization’s expansion.

For the past five years, we have issued an annual Corporate Social Responsibility (CSR) Report which addresses our corporate performance in areas including human rights, our progress towards the principles of the United Nations Global Compact, employee welfare, diversity, training and development, business conduct, supplier diversity, ethics, the environmental and social impact of our product designs and lifecycle as well as our facilities and operations, our corporate giving programs, and our social investments around the world. We plan to publish our sixth annual CSR Report in the fall of 2010. We believe the preparation and issuance of this report addresses the intent of the proponents’ proposal.

Our sustainable business practices team in partnership with functional Cisco business leaders endeavors to continuously improve our CSR programs. In particular, the sustainable business practices team engages with our global stakeholders to identify emerging social responsibility issues and then evaluates our CSR performance by assessing our own social, ethical and environmental practices and policies. Together with the appropriate Cisco business leaders, we drive change, where necessary, to enhance the performance of our core business operations in these areas. Information about stakeholder engagement and Cisco’s CSR governance, including an electronic copy of our most-recently published CSR Report, can be found on our Corporate Social Responsibility website at www.cisco.com by clicking “About Cisco,” then by clicking on the “Corporate Social Responsibility” link.

Our business practices combined with our standards-based technology architecture support the benefits of Internet access to information on a global basis in ways that would not otherwise be possible. While we understand the goals of this shareholder proposal, we believe that the preparation of an additional report as requested by the proponents is unnecessary in light of our current efforts and established policies and practices with regard to human rights. We believe that the interests of our shareholders will best be served as we continue to focus our efforts on further developing and implementing our human rights policies and practices and continuing to provide Internet access globally.

Vote Required

The affirmative vote of a majority of the shares of Cisco common stock present or represented by proxy and voting at the annual meeting, together with the affirmative vote of a majority of the required quorum, is required for approval of this proposal. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

Recommendation of the Board of Directors

For all the reasons set forth above, the Board of Directors recommends a vote AGAINST Proposal No. 5.

PROPOSAL NO. 6

SHAREHOLDER PROPOSAL

Jing Zhao, 160 Maidenhair Court, San Ramon, California 94582, a beneficial owner of 193 shares of Cisco common stock, has notified us that he intends to present the following proposal at the meeting:

Shareholder Proposal

SHAREHOLDER RESOLUTION RESTRICTING SALES TO CHINA AND OTHER REPRESSIVE GOVERNMENTS FOR LAW ENFORCEMENT PURPOSES

Whereas, there have been a number of Congressional hearings raising questions about the appropriateness of marketing, sales and exports by Cisco Systems to Chinese law enforcement agencies in violation of U.S. export control laws, specifically the Tiananmen Square provisions of the Export Administration Act that prohibit all sales and exports to China connected to law enforcement purposes on an outright basis, including hearings of the Senate Judiciary Committee on May 20, 2008 and March 2, 2010 that focused on Cisco’s sales to China.

Whereas, the Bureau of Industry and Security of the U.S. Department of Commerce has issued detailed instructions to U.S. companies doing business with China and other repressive governments on how to assure compliance with U.S. export control laws (see BIS Compliance Guidelines issued in February 2010), and, as testimony before the Senate Judiciary Committee hearings on March 2, 2010 indicated, Cisco Systems does not appear to be in compliance with the reasonable and lawful business practices set out in these Guidelines with respect to its sales and exports to Chinese law enforcement agencies.

Whereas, Cisco Systems and its shareholders have been and will continue to be subjected to substantial risks and injuries, including financial loses, as a result of the potential criminal and civil sanctions imposed for violations of export control laws, and the substantial negative publicity that the Congressional hearings and other adverse findings regarding Cisco’s export activities to China and other repressive governments may generate.

Whereas, it is essential for Cisco to establish the policies and mechanisms that would enable the company to properly and effectively monitor potential adverse or illegal elements of proposed sales and exports before they take place, and to fully and effectively comply with the Compliance Guidelines issued by the Bureau of Industry and Security and with the reasonable and lawful business practices standards that they incorporate.

The following resolution is hereby proposed:

Cisco should adopt and implement a policy to NOT market, sell or export any products or technologies to law enforcement agencies in China, or to any other entity in China where the end users or end uses of its products could in any way be connected with the monitoring of Internet use or electronic communications in China, such a policy to be accompanied by adoption of a comprehensive oversight and compliance system, consistent with the good business practice standards set out in the Bureau of Industry and Security Compliance Guidelines, to monitor, identify and evaluate potential negative human rights impacts of all of its marketing activities and sales to China and to other highly repressive governments, and to provide for the disclosure to the public of full information relating to Cisco’s sales of products to China and to other repressive governments, including a description of each of the products and technologies sold, and the entities purchasing or identified as end users of each of these products.

Cisco’s Statement in Opposition to Proposal No. 6

The Board of Directors believes this proposal does not serve the best interests of Cisco or its shareholders and recommends a vote AGAINST it.

At each of the Board, executive and employee levels, Cisco is continually evaluating and responding to human rights issues within our business operations. However, while we share the proponent’s concerns for human rights and continue to address these issues on an ongoing basis, we do not believe it proper to adopt a policy prohibiting our ability to sell, market or export our products or technologies on a blanket basis without taking into account the uses products will be put to, the availability of alternatives, and other factors, all of which we do in evaluating how and where we do business. In addition, we strictly implement U.S. Government regulations adopted with human rights concerns in mind, including regulations and restrictions under the Foreign Relations Act of 1991, which are directly related to the concerns raised by the proponent.

With regard to the subject of Internet freedom, we have clearly stated our policies: Cisco does not customize, or develop specialized or unique filtering capabilities, in order to enable different regimes to block access to information; and Cisco sells the same equipment worldwide. Cisco is not a service or content provider or network manager. We believe the Global Network Initiative’s (GNI’s) network operation principles are appropriate for service providers, and were we to operate a network, we would comply with the GNI’s principles regarding release of information about subscribers.

The threat to Internet freedom today lies not in standardized equipment supplied by Cisco, but by efforts of regimes to force suppliers to adopt special protocols or standards that deviate from global norms and enable special censorship or filtering systems. We have worked in opposition to such efforts and will continue to do so.

Our Board and management invest significant time and resources to ensure that our activities and policies promote, and are consistent with, our goals and initiatives regarding the improvement of human rights around the world. The Board as a whole directly and routinely discusses human rights issues. Additionally, our employee policies and guidelines substantially incorporate laws and ethical principles including those pertaining to freedom of association, non-discrimination, privacy, collective bargaining, compulsory and child labor, immigration and wages and hours. More generally, our mandatory code of business conduct (COBC) sets forth the ethical principles which guide our employees’ day to day activities.

Cisco has a demonstrably strong commitment to corporate social responsibility (CSR). For the past five years, we have issued our annual Corporate Social Responsibility Report which addresses our corporate performance in areas including human rights, our progress towards the principles of the United Nations Global Compact, employee welfare, diversity, training and development, business conduct, supplier diversity, ethics, the environmental and social impact of our product designs and lifecycle as well as our facilities and operations, our corporate giving programs, and our social investments around the world. We plan to publish our sixth annual CSR Report in the fall of 2010. Information about Cisco’s numerous CSR initiatives can be found on our Corporate Social Responsibility website at www.cisco.com by clicking “About Cisco,” then by clicking on the “Corporate Social Responsibility” link.

Cisco’s products are helping to drive the greatest global expansion of information availability and individual expression in the history of the planet. We believe that adopting a policy prohibiting the sale, marketing or export of our products or technologies in one or more non-U.S. countries, where such sales do not violate applicable U.S. and non-U.S. laws and regulations, would impede our ability to further the evolution of the Internet and its many beneficial impacts. Our business practices are designed to promote, among other things, freedom of expression, privacy and other fundamental personal freedoms, and our codes of business conduct, employee policies and guidelines reflect this design and incorporate a variety of laws and ethical principles and policies. For all of these reasons, we think that the action called for in the proposal is unnecessary.

Vote Required

The affirmative vote of a majority of the shares of Cisco common stock present or represented by proxy and voting at the annual meeting, together with the affirmative vote of a majority of the required quorum, is required for approval of this proposal. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

Recommendation of the Board of Directors

For all the reasons set forth above, the Board of Directors recommends a vote AGAINST Proposal No. 6.

OWNERSHIP OF SECURITIES

The following table sets forth information known to Cisco with respect to beneficial ownership of Cisco common stock as of July 31, 2010 for (i) each director and nominee, (ii) each holder of 5.0% or greater of Cisco common stock, (iii) Cisco’s Chief Executive Officer, Chief Financial Officer and the three most highly compensated executive officers (other than the Chief Executive Officer and Chief Financial Officer) named in the table entitled “Summary Compensation Table” below (the “named executive officers”), and (iv) all executive officers and directors as a group.

Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to Cisco’s knowledge the persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned. The number of shares beneficially owned by each person or group as of July 31, 2010 includes shares of common stock that such person or group had the right to acquire on or within 60 days after July 31, 2010, including, but not limited to, upon the exercise of options or the vesting of restricted stock units. References to options in the footnotes of the table below include only options to purchase shares outstanding as of July 31, 2010 that were exercisable on or within 60 days after July 31, 2010, and references to restricted stock units in the footnotes of the table below include only restricted stock units outstanding as of July 31, 2010 that would vest and could settle on or within 60 days after July 31, 2010. For each individual and group included in the table below, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the 5,655,527,301 shares of common stock outstanding on July 31, 2010 plus the number of shares of common stock that such person or group had the right to acquire on or within 60 days after July 31, 2010.

Name	Number of Shares Beneficially Owned	Percent Owned
BlackRock, Inc., et al (1)	294,080,236	5.2%
Carol A. Bartz (2)	248,981	*
M. Michele Burns (3)	149,608	*
Frank A. Calderoni (4)	1,061,266	*
Michael D. Capellas (5)	95,906	*
Larry R. Carter (6)	1,494,991	*
John T. Chambers (7)	11,241,706	*
Wim Elfrink (8)	1,948,989	*
Brian L. Halla (9)	98,598	*
Dr. John L. Hennessy (10)	137,958	*
Richard M. Kovacevich (11)	168,869	*
Robert W. Lloyd (12)	1,524,415	*
Roderick C. McGeary (13)	142,000	*
Randy Pond (14)	1,658,666	*
Michael K. Powell (15)	82,793	*
Arun Sarin (16)	8,973	*
Steven M. West (17)	74,076	*
Jerry Yang (18)	189,705	*
All executive officers and directors as a group (20 Persons) (19)	24,445,320	*

*	Less than one percent.

(1)	Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on January 29, 2010 by BlackRock, Inc. and certain related entities. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(2)	Represents 126,353 shares held by the Carol Ann Bartz (Living) Trust, 2,628 shares held by Ms. Bartz’s spouse and options to purchase 120,000 shares.

(3)	Includes 6,904 shares subject to fully vested deferred stock units and options to purchase 120,000 shares.

(4)	Includes options to purchase 924,083 shares and 78,187 shares subject to restricted stock units.

(5)	Includes options to purchase 80,000 shares.

(6)	Includes 2,588 shares held by the Carter Revocable Trust dated October 18, 1994, 3,400 shares held by the Carter Living Trust, options to purchase 1,438,567 shares and 619 shares subject to restricted stock units.

(7)	Includes 1,490,000 shares held in grantor retained annuity trusts, 91,075 shares held in trusts for the benefit of Mr. Chambers’ children, options to purchase 8,276,477 shares and 144,450 shares subject to restricted stock units.

(8)	Includes options to purchase 1,797,133 shares and 119,693 shares subject to restricted stock units.

(9)	Includes 28,593 shares held by a family trust, 3,205 shares subject to fully vested deferred stock units and options to purchase 65,000 shares.

(10)	Represents 25,022 shares held by the Hennessy 1993 Revocable Trust, 7,936 shares subject to fully vested deferred stock units and options to purchase 105,000 shares.

(11)	Includes 64,455 shares held by the Richard & Mary Jo Kovacevich 2001 Trust, 49 shares held by Mr. Kovacevich’s spouse, and options to purchase 100,000 shares.

(12)	Includes 3,298 shares held by Mr. Lloyd’s children, options to purchase 1,384,991 shares and 114,937 shares subject to restricted stock units.

(13)	Includes options to purchase 100,000 shares.

(14)	Includes 119,698 shares held by the Randall & Cynthia Pond Revocable Living Trust, 7,500 shares held by the Pond Family Foundation, options to purchase 1,426,600 shares and 101,123 shares subject to restricted stock units. 119,698 shares are pledged as security.

(15)	Includes 2,793 shares subject to fully vested deferred stock units and options to purchase 65,000 shares.

(16)	Represents 640 shares held by a family trust and 8,333 shares subject to deferred restricted stock units.

(17)	Represents 23,676 shares held by the West-Karam Family Trust, 400 shares held by Mr. West’s spouse and options to purchase 50,000 shares.

(18)	Represents 34,993 shares held in the Jerry Yang 1996 Charitable Remainder Trust, 31,507 shares held in the Jerry Yang 1996 Revocable Trust, 3,205 shares subject to fully vested deferred stock units and options to purchase 120,000 shares.

(19)	Includes options to purchase 19,589,009 shares, 816,643 shares subject to restricted stock units and 32,376 shares subject to deferred stock units.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Cisco’s officers and directors and persons who own more than 10% of Cisco’s common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These persons are required to provide Cisco with copies of all Section 16(a) forms that they file. Based solely on Cisco’s review of these forms and written representations from the officers and directors, Cisco believes that all Section 16(a) filing requirements were met during fiscal 2010. A late report was filed on behalf of Richard M. Kovacevich related to a fiscal 2008 transaction involving the purchase of 23,240 shares in a managed account. This report was filed promptly upon discovery that a report covering that transaction was not filed on time.

Equity Compensation Plan Information

The following table provides information as of July 31, 2010 with respect to the shares of Cisco common stock that may be issued under existing equity compensation plans. The category “Equity compensation plans approved by security holders” in the table below consists of the 2005 Stock Incentive Plan, the Cisco Systems, Inc. 1996 Stock Incentive Plan (the “1996 Stock Incentive Plan”), and the Cisco Systems, Inc. Employee Stock Purchase Plan and its sub-plan, the International Employee Stock Purchase Plan (together, the “Employee Stock Purchase Plan”). The category “Equity compensation plans not approved by security holders” in the table below consists of the 1997 Supplemental Stock Incentive Plan (the “Supplemental Plan”), the SA Acquisition Long-Term Incentive Plan (the “SA Acquisition Plan”) and the WebEx Acquisition Long-Term Incentive Plan (the “WebEx Acquisition Plan”) that were adopted in connection with Cisco’s acquisitions of Scientific-Atlanta, Inc. and WebEx Communications, Inc., respectively, in accordance with applicable NASDAQ listing standards, and options to purchase shares of Cisco common stock that were issued to replace cancelled options in connection with Cisco’s January 2004 acquisition of Latitude Communications, Inc. The table does not include information with respect to shares subject to outstanding awards granted under other equity compensation arrangements assumed by Cisco in connection with mergers and acquisitions of the companies that originally granted those awards.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)		Weighted average exercise price of outstanding options, warrants and rights (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	787,333,612	(3)	$21.67	451,284,816	(4)
Equity compensation plans not approved by security holders	12,624,721	(5)(6)	$23.77	—

Total	799,958,333	(7)	$21.70	451,284,816	(8)

(1)	Excludes purchase rights currently accruing under the Employee Stock Purchase Plan.

(2)	The weighted average exercise price does not take into account the shares subject to outstanding restricted stock units, which have no exercise price.

(3)	Includes 91,605,384 shares subject to restricted stock units outstanding as of July 31, 2010.

(4)	Includes shares available for future issuance under the Employee Stock Purchase Plan. As of July 31, 2010, as reported in Cisco’s 2010 Annual Report on Form 10-K, an aggregate of 156,257,835 shares of common stock were available for future issuance under this purchase plan, including shares subject to purchase during the current purchase period. Under the 2005 Stock Incentive Plan, each share issued as a stock grant (or pursuant to the vesting of a stock unit) will reduce the shares reserved by 1.5 shares. Under the 2005 Stock Incentive Plan, non-employee directors may also elect to receive fully vested shares of common stock (or restricted stock units that would be settled in shares after the non-employee director left the board) in lieu of all or a specified portion of their regular annual cash retainer based on the fair market value of the shares on the date any regular annual cash retainer would otherwise be paid. See also footnote 5 below.

(5)

Represents outstanding options to purchase 1,654,817 shares of common stock under the Supplemental Plan, outstanding options to purchase 6,713,006 shares of common stock under the SA Acquisition Plan, outstanding options and stock appreciation rights with respect to 3,558,851 shares of common stock under the WebEx Acquisition Plan, and outstanding options to purchase 38,800 shares of common stock that were issued to replace cancelled options in connection with Cisco’s acquisition of Latitude Communications, Inc. Also includes 659,247 shares subject to restricted stock units outstanding as of July 31, 2010. As a result of the shareholder approval on November 12, 2009 of an amendment and restatement of the 2005 Stock Incentive Plan, shares underlying awards previously granted under the SA Acquisition Plan and the WebEx

Acquisition Plan that expire unexercised after that date become available for reuse under the 2005 Stock Incentive Plan.

(6)	Excludes options, warrants and other equity rights assumed by Cisco in connection with mergers and acquisitions, other than assumed under the SA Acquisition Plan and the WebEx Acquisition Plan. As of July 31, 2010, a total of 24,825,748 shares of common stock were issuable upon exercise of outstanding options and 4,372,588 shares were issuable upon the vesting of restricted stock units under those other assumed arrangements. The weighted average exercise price of those outstanding options is $12.47 per share. No additional awards may be granted under those assumed arrangements.

(7)	As of July 31, 2010, the aggregate number of shares issuable upon exercise of outstanding options as reported in Cisco’s 2010 Annual Report on Form 10-K were 732,036,505 shares, which included the 24,825,748 shares issuable upon exercise of outstanding options under the assumed arrangements described in footnote (6) above.

(8)	As of July 31, 2010, 295,026,981 shares and 156,257,835 shares were available for future issuance under the 2005 Stock Incentive Plan and the Employee Stock Purchase Plan, respectively, as reported in Cisco’s 2010 Annual Report on Form 10-K.

The 1997 Supplemental Stock Incentive Plan

The Supplemental Plan expired on December 31, 2007 and Cisco can no longer make equity awards under the Supplemental Plan. Officers and members of Cisco’s Board of Directors were not eligible to participate in the Supplemental Plan. Nine million shares were reserved for issuance under the Supplemental Plan.

Acquisition Plans

In connection with Cisco’s acquisitions of Scientific-Atlanta, Inc. and WebEx Communications, Inc., the Company adopted the SA Acquisition Plan and the WebEx Acquisition Plan, respectively, each effective upon completion of the applicable acquisition. These plans constitute assumptions, amendments, restatements, and renamings of the 2003 Long-Term Incentive Plan of Scientific-Atlanta and the WebEx Communications, Inc. Amended and Restated 2000 Stock Incentive Plan, respectively. The plans permitted the grant of stock options, stock, stock units, and stock appreciation rights to certain employees of Cisco and its subsidiaries and affiliates who had been employed by Scientific-Atlanta or its subsidiaries or WebEx or its subsidiaries, as applicable. As a result of the shareholder approval on November 15, 2007 of an amendment and extension of the 2005 Stock Incentive Plan, since that date, Cisco no longer makes stock option grants or direct share issuances under either the SA Acquisition Plan or the WebEx Acquisition Plan. As a result of the shareholder approval on November 12, 2009 of an amendment and restatement of the 2005 Stock Incentive Plan, shares underlying awards previously granted under the SA Acquisition Plan and the WebEx Acquisition Plan that expire unexercised after that date become available for reuse under the 2005 Stock Incentive Plan.

Replacement Latitude Options

On January 12, 2004, Cisco acquired Latitude Communications, Inc. (“Latitude”). As part of this transaction, options to purchase Latitude common stock held by employees who continued to be employed by Cisco or Latitude following the transaction were cancelled and replaced with an aggregate of 492,985 options to purchase shares of Cisco common stock. The shares subject to the Latitude replacement options vest on the same vesting schedule as the shares subject to the cancelled options, and have a maximum term of nine (9) years. Each Latitude replacement option has accelerated with respect to 50% of the then-unvested shares if the related employee was terminated under certain circumstances within two years of the effective date of the transaction.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

Introduction

The following discussion describes and analyzes Cisco’s compensation program for its named executive officers. Cisco’s named executive officers for fiscal 2010 are the Chief Executive Officer (“CEO”), the Chief Financial Officer (“CFO”), and the three most highly compensated executive officers (other than the CEO and CFO) who were serving as executive officers at the end of fiscal 2010. The named executive officers are John T. Chambers, Chairman and CEO; Frank A. Calderoni, Executive Vice President (“EVP”), CFO; Wim Elfrink, EVP, Chief Globalisation Officer; Randy Pond, EVP, Operations, Processes and Systems; and Robert W. Lloyd, EVP, Worldwide Operations.

In this Compensation Discussion and Analysis (“CD&A”), we first provide an Executive Summary with highlights of the CD&A. Next, we cover Cisco’s Compensation Philosophy and Objectives. We then discuss the Compensation Process the Compensation Committee follows in deciding how to compensate Cisco’s named executive officers, and provide a brief overview of the Compensation Components of Cisco’s compensation program. Finally, we engage in a detailed discussion and analysis of the Compensation Committee’s specific decisions about the named executive officers’ Fiscal 2010 Compensation and, to the extent that it is pertinent to a fair understanding of fiscal 2010 compensation, the Compensation Committee’s Fiscal 2011 Compensation Approach.

Executive Summary

•	Compensation Governance. The core of Cisco’s executive compensation continues to be pay for performance, and the framework includes the compensation governance features discussed below:

•

As an early adoption of recently enacted legislation and in response to a shareholder proposal approved at last year’s annual meeting, Cisco is providing its shareholders with the opportunity to cast an advisory vote on executive compensation as described in Proposal No. 2 above.

•

Cisco’s executive officers have no employment or severance agreements, special benefits, supplemental executive retirement plans, perquisites, or tax equalization other than in the limited instances described below that are for business-related purposes or in connection with an executive officer on international assignment.

•

The CEO was compensated below his targets and the median of the peer group for three out of the last five years, and when he was compensated above those targets (fiscal 2008 and 2010), Cisco performed exceptionally well.

•

Cisco’s informed and accessible Compensation Committee is comprised solely of independent directors that, as noted in the “Shareholder Communications with the Board of Directors” section on page 18 of this Proxy Statement, has established effective means for communicating with shareholders regarding their executive compensation ideas and concerns.

•

The Compensation Committee’s independent compensation consultant, Frederic W. Cook & Co., Inc. (“FWC”), is retained directly by the Committee and performs no other consulting or other services for Cisco.

•

The Compensation Committee’s annual review and approval of Cisco’s compensation strategy includes review of compensation-related risk management. In this regard, the Compensation Committee reviews Cisco’s executive compensation program, including the annual variable cash incentive plan and long-term, equity-based incentive awards, and does not believe that the compensation program creates risks that are reasonably likely to have a material adverse effect on Cisco. As part of this review, the Compensation Committee evaluates the need to engage independent consultants for specific assignments and did engage FWC during fiscal 2010 to deliver a report and assist with the risk assessment of Cisco’s executive compensation program. FWC advised that Cisco’s executive compensation program provides an appropriate pay philosophy, peer group, and market positioning to support business objectives with meaningful risk mitigants. FWC also advised that Cisco’s executive compensation program provides an effective balance in cash and equity mix, short- and long-term performance focus, corporate, business unit and individual performance focus, and financial and non-financial performance measurement and discretion.

Cisco’s compensation philosophy and related governance features are complemented by several specific elements designed to align Cisco’s executive compensation with long-term shareholder interests, including:

•	a compensation recoupment or “clawback” policy that applies to Cisco’s executive officers, as described further on page 39 below;

•	stock ownership guidelines for Cisco’s non-employee directors and executive officers, as described further on pages 16 and 39, respectively;

•	a cap of 300% of target for executive officer bonus payouts under the annual variable cash incentive plan; and

•

prohibitions on executive officers engaging in any speculative transactions in Cisco securities, including engaging in short sales, engaging in transactions in put options, call options or other derivative securities, or engaging in any other forms of hedging transactions, such as collars or forward sale contracts or holding Cisco securities in a margin account or pledging Cisco securities as collateral for a loan, with limited exceptions.

•

Executive Compensation Philosophy. Cisco’s executive officers are compensated in a manner consistent with Cisco’s strategy, competitive practice, sound compensation governance principles and shareholder interests and concerns. The core of Cisco’s executive compensation philosophy continues to be to pay for performance, as discussed in greater detail below.

•	Cisco’s Fiscal 2010 Financial Performance and Executive Compensation.

In fiscal 2010, Cisco’s net sales, net income and earnings per share increased 10.9%, 26.6% and 26.7%, respectively, from fiscal 2009.

Set forth below are tables that display each named executive officer’s variable cash incentive compensation, long-term equity incentive compensation, and total direct compensation (annual base salary, variable cash incentive and long-term equity incentive amounts) for fiscal 2010 as compared to fiscal 2009 and fiscal 2008. Fiscal 2008 is included as a point of reference because the Compensation Committee believes Cisco’s fiscal 2010 executive compensation decisions reflected economic conditions more comparable to fiscal 2008 than fiscal 2009.

Consistent with Cisco’s core philosophy to pay for performance, each named executive officer’s variable compensation increased in fiscal 2010, particularly compared to fiscal 2009, for which each continuing named executive officer’s variable compensation was down substantially from fiscal 2008. Looking at total direct compensation, the increase in 2010 is consistent with Cisco’s increase in financial performance, relative to revenue and operating income targets for the fiscal year.

Cisco’s variable cash incentive awards for the named executive officers are determined and paid under the Executive Incentive Plan (“EIP”). The financial performance goals under the EIP for fiscal 2010 were worldwide revenue and operating income growth, financial measures that are calculated in the manner described on page 44 below. The annual revenue target was $36.2 billion and the actual result was $39.6 billion. The annual operating income target was $9.6 billion and the actual result was $11.6 billion. The revenue and operating income performance goals under the EIP for fiscal 2010 exceeded the targets by 9.5% and 21.0%, respectively. Variable cash incentive awards for fiscal 2010 under the EIP for the named executive officers ranged from 160% to 205% of target, reflecting above-target economic performance for the fiscal year.

Finally, for fiscal 2010, Cisco granted 50% stock options and 50% restricted stock units to executive officers with time-based vesting and no performance conditions (with a stock unit being considered equivalent to 2.5 stock options). Based on uncertain economic conditions and forecasts on the date of grant, the Compensation Committee did not believe it could set meaningfully precise annual performance goals. The Compensation Committee believed that, under these circumstances, stock options provided more appropriate performance incentives than awards of rights to receive future grants of restricted stock units based on the achievement of financial performance goals (“PRSU rights”). The Compensation Committee further believed that for fiscal 2010, the combination of 50% stock options and 50% time-based restricted stock units offered a total long-term equity incentive opportunity aligned with shareholder interests with the appropriate balance of risk, performance and retention.

Cisco’s Three-Year Financial Performance

	Fiscal 2008	Fiscal 2009	Fiscal 2010
Worldwide Revenue Under the EIP* (in billions)	$39.5	$36.1	$39.6
Results—Relative to EIP Target	-0.5%	-15.4%	9.5%
Worldwide Operating Income Under the EIP* (in billions)	$11.7	$9.6	$11.6
Results—Relative to EIP Target	1.7%	-18.2%	21.0%

*	Cisco’s worldwide revenue and operating income for purposes of the EIP were Cisco’s GAAP revenue and operating income, respectively, each excluding the applicable items listed on page 44 below.

Variable Cash Incentive Awards

	Fiscal 2008 Variable Cash Incentive Award	Fiscal 2009 Discretionary Cash Incentive Award	Fiscal 2010 Variable Cash Incentive Award
John T. Chambers	$3,002,802	$2,031,000	$4,600,000
Frank A. Calderoni	$1,052,335	$900,000	$1,530,000
Wim Elfrink*	$1,590,750	$1,000,000	$1,600,000
Randy Pond	$1,138,270	$900,000	$1,600,000
Robert W. Lloyd	N/A	$900,000	$1,640,000

*	Mr. Elfrink’s cash incentive awards are paid in Euros. The conversion rate from Euros to U.S. dollars for each award is based on the exchange rate referenced by the Compensation Committee when the award was made.

Equity Awards

	Fiscal 2008 Equity Award Grant Value	Fiscal 2009 Equity Award Grant Value	Fiscal 2010 Equity Award Grant Value
John T. Chambers	$12,593,420	$3,111,750	$13,878,638
Frank A. Calderoni	$5,074,235	$1,383,000	$7,930,650
Wim Elfrink	$7,975,812	$2,074,500	$9,913,313
Randy Pond	$6,716,470	$1,728,750	$7,930,650
Robert W. Lloyd	N/A	$6,946,515	$7,930,650

The Compensation Committee considers these amounts to represent the compensation values attributable to each of the named executive officers for equity awards granted in the applicable fiscal year. For fiscal 2008 and 2009, awards of PRSU rights are included in these grant value amounts using the value of the number of restricted stock units actually granted based on performance in the applicable fiscal year, which was 58% of target for fiscal 2008 and zero for fiscal 2009, at the value per share or per stock option on the date of grant. PRSU rights were not awarded in fiscal 2010. The amounts for fiscal 2008 and 2009 differ from the amounts disclosed under “Stock Awards” and “Option Awards” in the Summary Compensation Table below, which reflect a different valuation method for PRSU rights. These amounts should not be considered a substitute for the amounts disclosed in the Summary Compensation Table.

Total Direct Compensation

(Annual Base Salary, Variable Cash Incentive and Long-Term Equity Incentive Awards)

	Fiscal 2008 Total Direct Compensation	Fiscal 2009 Total Direct Compensation	Fiscal 2010 Total Direct Compensation
John T. Chambers	$15,971,222	$5,517,750	$18,853,638
Frank A. Calderoni	$6,574,262	$2,864,250	$10,060,650
Wim Elfrink	$10,426,167	$3,891,158	$12,274,793
Randy Pond	$8,429,740	$3,372,500	$10,330,650
Robert W. Lloyd	N/A	$8,362,765	$10,210,650

As noted above, the increase in total direct compensation in fiscal 2010 is consistent with Cisco’s increase in financial performance relative to revenue and operating income targets for fiscal 2010.

Compensation decisions and other details are discussed in the remainder of this CD&A.

Compensation Philosophy and Objectives

The Compensation Committee believes that the compensation programs for Cisco’s named executive officers should be designed to attract, motivate and retain talented executives responsible for the success of Cisco and should be determined within a framework that rewards performance. Within this overall philosophy, the Compensation Committee’s objectives continue to be:

•

To offer a total compensation program that is flexible to adapt to evolving regulatory requirements and changing economic and social conditions and takes into consideration the compensation practices of peer companies identified based on an objective set of criteria;

•	To provide annual variable cash incentive awards based on Cisco’s satisfaction of designated financial and non-financial objectives; and

•

To align the financial interests of executive officers with those of shareholders by providing appropriate long-term, equity-based incentives and retention awards that encourage a culture of ownership consistent with established stock ownership guidelines.

The core of Cisco’s executive compensation philosophy remains to pay for performance.

There are three major components of the compensation of our named executive officers: base salary, variable cash incentive awards and long-term, equity-based incentive awards. Consistent with Cisco’s philosophy to pay for performance, the weighting among the three major components is structured heavily toward variable cash incentive awards and long-term equity-based incentives, such that approximately 90% or more of the targeted and actual aggregate value of the three major components for each named executive officer for fiscal 2010 is variable compensation.

In addition, no named executive officer has an employment or severance agreement, is subject to a supplemental executive retirement plan, or received special benefits, perquisites, or tax equalization other than, in limited instances, those arrangements that are for business-related purposes or are in connection with an executive officer on international assignment as described under “Group Benefits/Perquisites” below in this CD&A. Also, Cisco has arrangements that would accelerate vesting of equity awards in the case of death or terminal illness of the named executive officer or if Cisco is acquired under certain limited circumstances described under “Potential Payments upon Termination or Change in Control” below.

As noted above, a core element of Cisco’s compensation philosophy is to align the interests of executive officers with those of shareholders by providing appropriate long-term incentives. To further this goal, Cisco has maintained its current policy regarding minimum ownership of shares by Cisco’s executive officers since July 2008. These ownership guidelines call for Cisco’s CEO to own shares of Cisco’s common stock having a value equal to at least five times the CEO’s base salary and for each other executive officer to own shares of Cisco’s common stock having a value equal to at least three times the executive officer’s base salary. The CEO and each other executive officer have five years from the later of the date of their respective appointment or the date of adoption of these guidelines to attain their ownership level.

Since March 2008, Cisco has maintained a recoupment policy for cash incentive awards paid to executive officers under Cisco’s annual cash incentive plan, the EIP. In the event that there were a restatement of incorrect financial results, this policy would enable the Compensation Committee, if it determined appropriate and subject to applicable laws, to seek reimbursement of the incremental portion of EIP awards paid to executive officers in excess of the awards that would have been paid based on the restated financial results. This policy also was applied to the discretionary cash incentive awards paid to executive officers for fiscal 2009. Cisco’s variable cash incentive and long-term, equity-based incentive award plans also generally provide for forfeiture if a named executive officer participates in activities detrimental to Cisco or is terminated for misconduct.

Compensation Process

The Compensation Committee begins its process of deciding how to compensate Cisco’s named executive officers by considering the competitive market data provided by its independent compensation consultant and Cisco’s human resources staff. The Compensation Committee engaged FWC to provide advice and recommendations on competitive market practices and specific compensation decisions. For purposes of evaluating competitive practices, the Compensation Committee, with assistance from FWC, identified criteria to select a list of companies which comprise Cisco’s peer group.

Two peer groups were used in fiscal 2010. The first peer group was established in March 2009 (the “Initial Peer Group”) and, along with a study of Initial Peer Group data prepared by FWC in May 2009, was used to establish most compensation targets and guide decisions prior to March 2010. The Initial Peer Group was updated in March 2010 (the “Updated Peer Group”) and, along with a study of Updated Peer Group data prepared by FWC in May 2010, was used for compensation decisions thereafter and for fiscal 2010 year-end compensation benchmarking.

The Initial Peer Group consisted of a “primary peer group” portion and a “secondary peer group” portion. The primary peer group portion consisted of major information technology companies with related Global Industrial Classification System (GICS) codes, three-year rolling average market capitalizations greater than $25 billion (based on the three-year quarterly average) and revenues greater than $5 billion. It was primarily used to inform the Compensation Committee of pay levels and practices most relevant for the labor-market in which Cisco competes. The secondary peer group portion consisted of general-industry peers (excluding retail, media, energy, utilities and financial services companies where there are typically different basic pay models), with three-year rolling average market capitalizations of greater than $60 billion (based on the three-year quarterly average), and it was primarily used to provide the Compensation Committee with supplemental information on pay levels and practices of the overall market and best practices.

The members of the Initial Peer Group were as follows:

Primary Peer Group

Apple	Hewlett-Packard	Qualcomm
Corning	IBM	Texas Instruments
Dell	Intel	Visa
eBay	Microsoft	Yahoo!
EMC	Motorola
Google	Oracle

Secondary Peer Group

Abbott Labs	Johnson & Johnson	United Technologies
Amgen	Merck	UPS
AT&T	Pepsico	Verizon
Coca-Cola	Pfizer	Wyeth
Genentech	Philip Morris Int’l.
General Electric	Procter & Gamble

Similar to the Initial Peer Group, the Updated Peer Group consists of a “primary peer group” portion and a “secondary peer group” portion. The selection criteria for Cisco’s Updated Peer Group is the same as the Initial Peer Group except that pursuant to FWC’s recommendation, the minimum average market capitalization for the primary peer group was reduced from $25 billion to $15 billion to account for the recent overall change in market capitalization.

The following three companies were deleted from the Initial Peer Group because they no longer fit the updated selection criteria:

Amgen	Genentech	Wyeth

Meanwhile, the following three companies were added to the Updated Peer Group because they fit the updated selection criteria:

ADP	Applied Materials	MasterCard

The members of the Updated Peer Group are as follows:

Primary Peer Group

ADP	Google	Oracle
Apple	Hewlett-Packard	Qualcomm
Applied Materials	IBM	Texas Instruments
Corning	Intel	Visa
Dell	Mastercard	Yahoo!
eBay	Microsoft
EMC	Motorola

Secondary Peer Group

Abbott Labs	Merck	United Technologies
AT&T	Pepsico	UPS
Coca-Cola	Pfizer	Verizon
General Electric	Philip Morris Int’l.
Johnson & Johnson	Procter & Gamble

For competitive benchmarking purposes, the positions of Cisco’s named executive officers were compared to their counterpart positions in the peer group, and the compensation levels for comparable positions in the peer group were examined for guidance in determining base salaries, variable cash incentive awards and long-term, equity-based incentive awards. The Committee considers the approximate fair value of the equity awards on the date of grant, at target and in light of performance vesting conditions in the case of PRSU rights, for purposes of benchmarking and determining equity awards to the named executive officers.

The Compensation Committee retains and does not delegate any of its exclusive power to determine all matters of executive compensation and benefits, although from time to time it seeks input and recommendations from the CEO and the Human Resources Department. The Compensation Committee reports to the Board of Directors on the major items covered at each Compensation Committee meeting. FWC has worked directly with the Compensation Committee (and not on behalf of management) to assist the Compensation Committee in satisfying its responsibilities and will undertake no projects for management except at the request of the Compensation Committee chair and in the capacity of the Compensation Committee’s agent where such projects are in direct support of the Compensation Committee’s charter.

In determining executive compensation, the Compensation Committee also considers, among other factors, the possible tax consequences to Cisco and to its executives. To maintain maximum flexibility in designing compensation programs, the Compensation Committee, while considering company tax deductibility as one of its factors in determining compensation, will not limit compensation to those levels or types of compensation that are intended to be deductible. For example, the cash incentive awards paid to named executive officers and the stock options granted to named executive officers for fiscal 2010 are intended to comply with the exception for performance-based compensation under Internal Revenue Code Section 162(m), but the restricted stock units with time-based vesting granted to the named executive officers in fiscal 2010 are subject to the deduction limits of that section.

The Compensation Committee considers the accounting consequences to Cisco of different compensation decisions and the impact on shareholder dilution; however, neither of these factors by themselves will compel a particular compensation decision.

The Compensation Committee annually grants long-term, equity-based incentive awards to executive officers after the close of the prior fiscal year and the review and evaluation of each executive officer’s performance. The Compensation Committee’s policy is to grant equity awards only during open trading windows and to establish grant dates in advance, generally establishing those dates at the beginning of each fiscal year.

Compensation Components

The three major elements of Cisco’s executive officer compensation are: (i) base salary, (ii) variable cash incentive awards, and (iii) long-term, equity-based incentive awards. Approximately 90% of total direct compensation for the named executive officers, consisting of annual base salary, cash incentive awards and long-term, equity-based incentive awards, continues to be variable based on individual and market performance.

For named executive officers other than the CEO, the Compensation Committee decided that for fiscal 2010, it would continue to target individual base salaries and at-target cash incentive awards with reference to the

50th percentile of the Initial Peer Group. The total value of long-term, equity-based incentive awards would continue to be targeted with reference to the 75th percentile of the Initial Peer Group which, when combined with the 50th percentile-based target for base salaries and at-target cash incentive awards, results in overall total target compensation for these three components at approximately the 65th percentile of the Initial Peer Group for these named executive officers. As in previous years, the Compensation Committee exercised its discretion in fiscal 2010 in determining whether to pay below or above the stated percentiles based on recruiting needs, retention requirements, individual or company performance, succession planning, the named executive officer’s realized and unrealized (both vested and unvested) equity values, and recommendations from the CEO, among other potential factors. For example, in order to incentivize each named executive officer with the value in unvested equity that the Compensation Committee deems desirable for retention purposes, for fiscal 2010 the Compensation Committee granted time-based vested restricted stock units to the named executive officers, other than the CEO, in amounts that, when combined with option grants, resulted in long-term incentive compensation in excess of the 75th percentile.

The Compensation Committee believes that its compensation targets are appropriate in light of the general absence of employment or severance agreements, special benefits, supplemental executive retirement plans and perquisites, the cash compensation generally being targeted with reference to the 50th percentile of the Initial Peer Group and Cisco’s historical performance relative to its Initial and Updated Peer Groups.

Reflecting the global nature of Cisco’s business, one of the fiscal 2010 named executive officers, Wim Elfrink, is on international assignment in India. As further described below, the Compensation Committee has approved an International Assignment Agreement with Mr. Elfrink that contains several items of compensation and benefits relating to his international assignment and to his “home” country of the Netherlands, in addition to the three major elements of Cisco’s executive compensation program.

For details regarding the CEO’s compensation, please see the “CEO Compensation” section below.

Fiscal 2010 Compensation

Base Salary.    In fiscal 2010, in light of general economic conditions, the Compensation Committee did not make any adjustments to the annual base salaries of the named executive officers. The annual base salaries of the named executive officers continued to be as follows: Mr. Calderoni, $600,000; Mr. Elfrink, 583,778 Euros, or $761,480 based on the exchange rate at the end of fiscal 2010; Mr. Pond, $800,000; and Mr. Lloyd, $640,000. Based on the peer group data used when these salaries were established in September 2008, Mr. Calderoni’s base salary was moderately below the then-50th percentile based on his time in his current position. Mr. Pond’s base salary was above the then-50th percentile based on his sustained performance and internal equity.

For details regarding the CEO’s base salary, please see the “CEO Compensation” section below.

Variable Cash Incentive Awards.    The Compensation Committee believes that the primary portion of the annual at-target cash compensation of each named executive officer should be in the form of variable cash incentive pay. Typically, the pay philosophy is to target annual cash compensation with reference to the 50th percentile of the peer group (with the additional considerations noted above), with the opportunity to earn annual incentives in excess of that level based on achieving performance superior to the objectives the Compensation Committee has determined to reward. Annual cash incentives are paid to reward achievement of critical shorter-term operating, financial, strategic and individual measures and goals that are expected to contribute to shareholder value creation over time.

Performance measures and goals for determining annual cash incentive awards for named executive officers for fiscal 2010 were pre-established under Cisco’s EIP and were intended to comply with the exception for performance-based compensation under Internal Revenue Code Section 162(m). The pre-established performance goals are based on Cisco’s achievement of established financial performance goals, customer satisfaction criteria and the executive’s individual contribution.

The Compensation Committee established the financial performance goals so that they were consistent with the goals in Cisco’s fiscal 2010 financial plan established by the Board of Directors. The Compensation Committee believed that these goals were realistically possible to achieve but not easily achieved. As a point of reference, the Compensation Committee used a similar approach to establishing annual financial performance goals for fiscal 2009 and those goals were not achieved and no cash incentive awards were paid to the named executive officers under the EIP. However, based on its evaluation of company and individual performance and customer satisfaction criteria for fiscal 2009, the Compensation Committee approved discretionary cash incentives for the named executive officers that were consistent with bonuses paid to other Cisco employees and were at or below the 50th percentile of amounts paid for comparable positions in the Initial Peer Group. In contrast, for fiscal 2008, Cisco did achieve its financial goals and cash incentives were paid under the EIP to the named executive officers at between 145% and 170% of target.

For each named executive officer other than the CEO, the cash incentive awards under the EIP are calculated by multiplying the individual’s annual base salary in effect at the beginning of the fiscal year by the individual’s target award percentage, and multiplying the result by a company performance factor (CPF), a customer satisfaction factor (CSF), and an individual performance factor (IPF), as follows:

BONUS = BASE x TARGET x CPF x CSF x IPF

For fiscal 2010, a target award was established for each of these named executive officers and such target award was set at 125% of the named executive officer’s annual base salary. This resulted in target awards at approximately the 50th percentile for comparable positions of the Initial Peer Group.

Due to the uncertain economic environment at the beginning of fiscal 2010 and the Compensation Committee’s belief that it could not set annual performance goals with appropriate precision, the company performance factor was determined over two six-month performance periods. The company performance factor for the first half of fiscal 2010 was set within the first 45 days of the first half performance period and ranged from 0.0 to 0.5. The company performance factor for the second half of fiscal 2010 was set within the first 45 days of the second half performance period and ranged from 0.0 to 1.5, resulting in a total potential annual company performance factor ranging from 0.0 to 2.0. The total target was 1.0. The Compensation Committee established different maximum company performance factors for the first and second halves of fiscal 2010 to align with expected company performance at the time the performance factors were established and to provide appropriate incentives for the named executive officers. When the Compensation Committee set the performance goals for the first half of fiscal 2010, they were to stem year-over-year decreases in revenue and operating income, and accordingly, although the goals were not designed to be easily achieved, the rewards for achieving such goals were weighted less because the Compensation Committee did not believe they should reward the named executive officers at above-target levels during a negative growth period. By the beginning of the second half of fiscal 2010, the economic slowdown had begun to turn and the Compensation Committee set performance goals consistent with a gradual return to more normal economic conditions with the rewards for meeting and achieving such goals were weighted more heavily.

The customer satisfaction factor was set at a maximum of 1.12, and the individual performance factor was set at a maximum of 2.0. The Compensation Committee retained negative discretion to reduce the customer satisfaction and individual performance factors for each named executive officer. The target for each of these two factors was 1.0. The maximum bonus under this EIP formula is 448% of target assuming maximum company performance, customer satisfaction and individual performance factors. However, following a recommendation from FWC based on benchmarking of competitive practice, the Compensation Committee limited the maximum bonuses under the EIP to 300% of target, or 375% of base salary (300% x 125% of base salary). This maximum bonus, as a percentage of base salary, generally approximated the 85th percentile of the maximum bonus amounts of Initial Peer Group.

Worldwide revenue and operating income growth were used as the company performance factor for both performance periods because they most directly align with Cisco’s growth strategy and generally represent the best correlation with shareholder value. The company performance factor and the individual performance factor are considered the most important factors in the EIP formula and, therefore, can range from 0 to 2.0. Generally, worldwide revenue and operating income have equal weighting under the company performance factor. The customer satisfaction factor is weighted less (with its maximum of 1.12) compared to the company performance and individual factors because it is viewed as correlated with Cisco’s broader company performance factor.

For the first half of fiscal 2010, the worldwide revenue target for purposes of the EIP was $16.9 billion and the actual result was $18.8 billion. For the first half of fiscal 2010, the operating income target for purposes of the EIP was $4.3 billion and the actual result was $5.5 billion. This resulted in a company performance factor of the maximum 0.50 for the first half of fiscal 2010.

For the second half of fiscal 2010, the worldwide revenue target for purposes of the EIP was $19.3 billion and the actual result was $20.8 billion. For the second half of fiscal 2010, the operating income target for purposes of the EIP was $5.2 billion and the actual result was $6.1 billion. This resulted in a company performance factor of 0.70 for the second half of fiscal 2010. Based on the above first half and second half numbers, the fiscal 2010 revenue target was $36.2 billion and the actual result was $39.6 billion, while the fiscal 2010 operating income target was $9.6 billion and the actual result was $11.6 billion. As a point of reference, actual fiscal 2009 revenue was $36.1 billion, and actual fiscal 2009 operating income was $9.6 billion, each as calculated for purposes of the EIP.

This resulted in a total fiscal 2010 company performance factor of 1.20, reflecting above-target economic performance. However, the Compensation Committee exercised its discretion under the EIP and reduced the company performance factor from 1.20 to 1.17, which is the company performance factor that was used to calculate payments under the company-wide bonus plan for fiscal 2010.

Worldwide revenue and operating income each were calculated for purposes of the EIP in accordance with pre-established rules. Worldwide revenue was Cisco’s GAAP worldwide revenue excluding the effects of business combinations subject to a pre-established threshold. Operating income was Cisco’s GAAP operating income excluding the following: share-based compensation expense; compensation expense related to acquisitions and investments; amortization or impairment of purchased intangible assets including in-process research and development; impact to cost of sales from purchase accounting adjustments to inventory; impact of any accounting changes; external acquisition-related costs such as finder’s fees, advisory, legal, accounting, valuation or other professional or consulting fees directly associated with acquisitions and investments; and each of the following subject to pre-established thresholds: the operating income of acquired entities; depreciation and amortization with respect to asset purchases; losses due to individual impairments or loss contingencies; and direct losses on Cisco’s tangible assets from natural catastrophes, war, insurrection, riot, terrorism, confiscation, expropriation, nationalization, deprivation or seizure.

Based on customer responses to a survey with questions relating to customer satisfaction in 2010, the Compensation Committee determined that Cisco exceeded its customer satisfaction target of 1.0 and exercised its negative discretion to reduce the maximum multiplier just slightly from 1.12 to 1.09.

In addition, the awards paid reflect the recognition of individual contributions which vary for each named executive officer through the individual performance factor, as shown in the table below. Each named executive officer, other than the CEO, was evaluated and scored by the CEO based on performance categories including contribution to successful achievement of fiscal 2010 Cisco revenue and operating income growth, customer growth, leadership at Cisco and in his area of responsibility, strategic planning, and implementation and innovation. The categories are not weighted equally and are evaluated separately for each named executive officer. The CEO’s individual performance evaluations of the named executive officers were presented to the Compensation Committee. Based on the achievements of each individual, the combined results for fiscal 2010 as evidenced by the CPF and customer satisfaction scores, the Compensation Committee determined each named executive officer’s IPF as set forth below.

Cash incentive payments for fiscal 2010 pursuant to the EIP to the named executive officers other than the CEO were as follows (the CEO’s EIP award is addressed separately under “CEO Compensation” below):

Named Executive Officer	Base Salary	Target Award Percentage	Company Performance Factor*	Customer Satisfaction Factor	Individual Performance Factor**	EIP Payment
Frank A. Calderoni	$600,000	125%	1.17	1.09	1.60	$1,530,000
Wim Elfrink***	€583,778	125%	1.17	1.09	1.41	€1,308,256
Randy Pond	$800,000	125%	1.17	1.09	1.25	$1,600,000
Robert W. Lloyd	$640,000	125%	1.17	1.09	1.61	$1,640,000

*	Represents the sum of the first and second half fiscal 2010 company performance factors, after the exercise of negative discretion described above.

**	Rounded to the nearest one-hundredth.

***	Mr. Elfrink’s annual base salary and cash incentive award are paid in Euros. Mr. Elfrink’s cash incentive award is $1,600,000 based on the exchange rate referenced by the Compensation Committee when the award was made.

These EIP payments for the named executive officers range from 160% to 205% of target, or from approximately 200% to 256% of the recipients’ annual base salary. The EIP payments are consistent with Cisco’s performance relative to its financial targets.

Long-Term, Equity-Based Incentive Awards.    The goal of Cisco’s long-term, equity-based incentive awards is to align the interests of named executive officers with shareholders and to provide each named executive officer with an incentive to manage Cisco from the perspective of an owner with an equity stake in the business. The Compensation Committee determines the size of the long-term, equity-based incentives according to each named executive officer’s position within Cisco and sets a level it considers appropriate to create a meaningful opportunity for reward predicated on increasing shareholder value. In addition to the desired benchmarking percentiles and consideration of the competitive market data described above, the Compensation Committee takes into account an individual’s performance history, his or her potential for future advancement, the CEO’s recommendations for awards other than his own, and the value of existing vested and unvested outstanding equity awards. The relative weight given to each of these factors varies among individuals at the Compensation Committee’s discretion.

For fiscal 2010, the Compensation Committee, faced with unusual economic conditions, believed that awarding the named executive officers a mix of 50% stock options and 50% time-based restricted stock units (with a stock unit being considered equivalent to 2.5 stock options) appropriately achieved the Compensation Committee’s performance and retention objectives. The fiscal 2010 long-term incentive awards were made in excess of the value of the 75th percentile, at approximately the 90th percentile, of long-term incentives granted to comparable positions in the Initial Peer Group. The incremental portion of the grants between the 75th and the 90th percentile of the Initial Peer Group, were made so that each named executive officer holds an aggregate level of unvested equity that the Compensation Committee deems desirable for retention.

Subject to the named executive officer’s continued service, the stock options vest as to 25% of the underlying shares on September 11, 2010 and in equal monthly installments over the following 36 months, and the restricted stock units vest as to 25% of the underlying shares on September 11, 2010 and on each annual anniversary thereafter. The stock options, which have an exercise price of $23.40 representing the closing selling price per share of Cisco’s common stock on the NASDAQ Global Select Market on the grant date, have value only if Cisco’s share price increases over the option term, which aligns the interests of named executive officers with shareholders.

Following the very unusual year of fiscal 2009, the grants of restricted stock units subject to time-based vesting were particularly desirable for retention purposes since they are full value awards that have value to the holder as they vest over time even if the stock price does not appreciate. As noted above, the Compensation Committee did not make the vesting of restricted stock units subject to the satisfaction of performance conditions because at the time of grant the Compensation Committee did not believe it could set appropriately precise annual performance goals based on uncertain economic conditions and forecasts at the time. For fiscal 2011, the Compensation Committee will continue to grant time-based restricted stock units, but as it appears that the economic situation begins to gradually return to more normal conditions, 50% of each named executive officer’s total targeted grants will be in the form of PRSU rights, which have vesting subject to financial performance conditions. For further information, see below under “Fiscal Year 2011 Compensation Approach.”

A summary of the fiscal 2010 annual equity awards to Cisco’s named executive officers, which were made on November 12, 2009, is shown in the following table. The awards to the CEO, Mr. Chambers, are addressed separately under “CEO Compensation” below.

Named Executive Officer	Stock Options Granted in Fiscal 2010 (#)	Grant Value of Stock Options ($)	Time-Based Restricted Stock Units Granted in Fiscal 2010 (#)	Grant Value of Time- Based Restricted Stock Units ($)
Frank A. Calderoni	500,000	$3,250,650	200,000	$4,680,000
Wim Elfrink	625,000	$4,063,313	250,000	$5,850,000
Randy Pond	500,000	$3,250,650	200,000	$4,680,000
Robert W. Lloyd	500,000	$3,250,650	200,000	$4,680,000

Consistent with Cisco’s philosophy to pay for performance, these equity grants represent approximately 75% of each named executive officer’s total direct compensation.

All outstanding unvested equity awards under Cisco’s 2005 Stock Incentive Plan (and 1996 Stock Incentive Plan) will vest in full and, if applicable, become immediately exercisable in the event of the named executive officer’s death, terminal illness or if Cisco is acquired by merger or asset sale, unless the award or related agreement is assumed or replaced by the acquiring entity, or in the event there is a hostile change in control or ownership of Cisco, whether through a tender or exchange offer for more than 35% of Cisco’s outstanding voting securities which the Board of Directors does not recommend the shareholders to accept, or a change in the majority of the members of the Board of Directors as a result of one or more contested elections for board membership. Cisco believes that this accelerated equity vesting is appropriate under the circumstances described above to ensure that employees are not deprived of their equity when Cisco may not be able to arrange for appropriate vesting continuation terms and conditions. Cisco does not provide for any golden parachute excise tax gross-up arrangements for its named executive officers, nor does it provide employment agreements with cash severance provisions, unless under certain circumstances an executive officer is on international assignment. Please refer to the “Potential Payments upon Termination or Change in Control” section on page 59 for additional information regarding potential accelerated vesting of outstanding awards granted to the named executive officers.

Please refer to the table entitled “Grants of Plan-Based Awards—Fiscal 2010” on page 53 for additional information regarding these equity grants to the named executive officers, and to the “Potential Payments upon Termination or Change in Control” section on page 59 for additional information regarding these grants to the named executive officers and all other outstanding equity awards previously granted to the named executive officers.

CEO Compensation.    The compensation philosophy for Cisco’s CEO has been to set his base salary below the 50th percentile of the peer group and cash incentive award and long-term equity-based incentive award targets with reference to the 50th percentile of the peer group for a total direct compensation target at the 50th percentile of the peer group. This reflects the Compensation Committee’s recognition of the CEO’s Cisco career-to-date realized and unrealized equity awards.

For fiscal 2010, Mr. Chambers’ base salary remained at $375,000, which continues to be significantly below the 50th percentile of the Updated Peer Group. The Compensation Committee targeted Mr. Chambers’ base salary at less than the 50th percentile of base salaries paid to the chief executive officers of the Initial Peer Group in consideration of Mr. Chambers’ long-standing request that a greater percentage of his total cash compensation be tied to Cisco performance.

For fiscal 2010, Mr. Chambers’ annual cash incentive payment of $4,600,000 was determined under the EIP. The target for Mr. Chambers’ award was $2,253,300, or 185% of $1,218,000, which was the median CEO base salary of the Initial Peer Group. The median CEO base salary of the Initial Peer Group was used because Mr. Chambers’ actual base salary is significantly below the 50th percentile and therefore, the Compensation Committee believed that it was necessary to use the median CEO base salary of the Initial Peer Group to design effective incentives. With that exception, Mr. Chambers’ cash incentive award under the EIP is calculated in the same manner as for the other named executive officers. Mr. Chambers’ financial performance and customer satisfaction factors were the same as the other named executive officers, and his individual performance factor was approximately 1.60, reflecting the Compensation Committee’s belief that Mr. Chambers’ performed very well in guiding Cisco’s return to its desired operating position in these uncertain markets. The EIP payment for Mr. Chambers was approximately 204% of target and is consistent with Cisco’s performance relative to its financial targets.

During fiscal 2010, as part of the annual company-wide grant in November 2009, the Compensation Committee granted Mr. Chambers the long-term equity awards shown in the following table.

Named Executive Officer	Stock Options Granted in Fiscal 2010 (#)	Grant Value of Stock Options ($)	Time-Based Restricted Stock Units Granted in Fiscal 2010 (#)	Grant Value of Time-Based Restricted Stock Units ($)
John T. Chambers	875,000	$5,688,638	350,000	$8,190,000

The exercise price of $23.40 for the stock options and the vesting schedule for both of these awards are the same as other named executive officers’ comparable awards.

For fiscal 2010, Mr. Chambers’ long-term incentive award was made with reference to the 75th percentile of the Initial Peer Group and not the 50th percentile as in prior years. The Compensation Committee did this because the Compensation Committee concluded that a grant with reference to the 75th percentile was more appropriate given Mr. Chambers’ leadership role and past contributions and Cisco’s performance and financial results for fiscal 2009 and an award to Mr. Chambers at the 50th percentile would be nearly the same as the grant to the next most highly compensated named executive officer. Consistent with Cisco’s philosophy to pay for performance, Mr. Chambers’ equity grants for fiscal 2010 represent approximately 75% of his total direct compensation.

Please refer to the table entitled “Grants of Plan-Based Awards—Fiscal 2010” on page 53 of this Proxy Statement for additional information regarding these equity grants to Mr. Chambers, and to the “Potential Payments upon Termination or Change in Control” section of this Proxy Statement for additional information regarding these grants to Mr. Chambers and all other outstanding equity awards previously granted to Mr. Chambers.

Group Benefits/Perquisites.    Cisco’s named executive officers generally do not receive any special benefits such as payment of club memberships, financial planning or executive dining rooms. Other than their right to participate along with other enumerated employees in the nonqualified deferred compensation plan described below and other than the Netherlands Capital Plan described below in which Mr. Elfrink participates, there are no special employee benefit plans for the named executive officers and Cisco’s named executive officers are eligible to participate in the same employee benefit plans and on the same basis as all other Cisco employees.

During fiscal 2010, Cisco provided certain named executive officers payment for personal expenses, including spousal travel and personal expenses, in connection with a business trip they attended to recognize sales personnel achievements. Pursuant to a policy adopted by the Compensation Committee during fiscal 2009, Cisco is not providing to its named executive officers tax restoration payments with respect to this taxable income.

Additional benefits are provided to Wim Elfrink, whose home country is the Netherlands, for certain living and travel expenses and tax payments in connection with his international assignment in India. These amounts reflect a significant component of his total compensation reported in the Summary Compensation Table. Some of these benefits are specific to Mr. Elfrink, while others are provided under Cisco’s international assignment policy, which applies to all employees serving on international assignment and is designed to minimize any financial detriment to the employee from the assignment. Mr. Elfrink’s international assignment benefits and his other compensation and benefits are generally set forth in his International Assignment Agreement. Mr. Elfrink is also entitled to potential severance benefits under his International Assignment Agreement and pursuant to Netherlands law, as further detailed in the “Potential Payments upon Termination or Change in Control” section below. Mr. Elfrink also participates in a defined contribution plan that Cisco maintains for eligible employees in the Netherlands (the “Netherlands Capital Plan”). The values of the benefits received under Mr. Elfrink’s International Assignment Agreement and his international assignment, including those provided beyond the standard scope pursuant to the international assignment policy, have been reviewed and approved by the Compensation Committee. The Compensation Committee determined that the compensation provided under Mr. Elfrink’s International Assignment Agreement and his international assignment is appropriate in view of his responsibilities and the location and demands of his international assignment. For more information about these compensation components, including a description of the Netherlands Capital Plan, see the sections below entitled “Summary Compensation Table,” “Nonqualified Deferred Compensation—Fiscal 2010,” and “Potential Payments upon Termination or Change in Control.”

Deferred Compensation Plan.    The adoption of the Deferred Compensation Plan by the Board of Directors in 2007 resulted from a review of the prevalence of similar deferred compensation plans operated by Cisco’s Initial Peer Group and a recommendation from the Compensation Committee that the Deferred Compensation Plan should be adopted. The Deferred Compensation Plan is available to all U.S. employees with the title of director or above, including the named executive officers other than Mr. Elfrink. Mr. Elfrink participates in the Netherlands Capital Plan. A primary rationale for adopting the plan was to provide an opportunity for individual retirement savings on a tax- and cost-effective basis on compensation above the Internal Revenue Code limits under the Cisco 401(k) Plan, recognizing that Cisco does not sponsor a supplemental executive retirement plan or a pension plan on behalf of the named executive officers covered by the Deferred Compensation Plan. It was also decided, based on this same rationale and because the Cisco 401(k) Plan has a matching contribution, that Cisco would begin making matching contributions starting with calendar year 2007 at the same percentage as made under the Cisco 401(k) Plan. Those matching contributions are described in the footnote to the “Nonqualified Deferred Compensation—Fiscal” 2010 table below. The Deferred Compensation Plan administrator is Cisco’s 401(k) Plan Administration Committee.

Fiscal Year 2011 Compensation Approach

•

Base Salaries—Base salaries were frozen in fiscal 2010. As it appears that general economic conditions begin to gradually return to normal, the Compensation Committee increased the annual base salaries for the following named executive officers, based on time in the position and performance, effective August 2010: Mr. Calderoni, $600,000 to $630,000; Mr. Elfrink, 583,778 Euros to 592,772 Euros, or $761,480 to $773,212 based on the exchange rate in effect at the end of fiscal 2010; and Mr. Lloyd, $640,000 to $685,000.

•	Variable Cash Incentive Awards—The Compensation Committee plans to implement an approach to variable cash incentive awards in fiscal 2011 similar to the approach for fiscal 2010.

•

Long-Term, Equity-Based Incentive Awards— On September 16, 2010, the Compensation Committee approved equity awards of a 50/50 combination of time-based restricted stock units and PRSU rights to the named executive officers as follows: to Mr. Chambers, 285,000 restricted stock units, and PRSU rights with a target of 285,000; and to each of Mr. Calderoni, Mr. Elfrink, Mr. Pond, and Mr. Lloyd, 165,000 restricted stock units, and PRSU rights with a target of 165,000. Due to the uncertainty in the economy at the beginning of fiscal 2011, two six-month performance periods are being used to determine the actual levels of grants with respect to the PRSU rights, with grants made at the end of the fiscal year upon satisfaction of the performance conditions. The performance measures for the PRSU rights are worldwide revenue and earnings per share, with pre-established adjustments. The 50/50 combination of time-based restricted stock units and PRSU rights awarded to the named executive officers are generally targeted with reference to the 75th percentile of the primary peer group members in the Updated Peer Group. The Compensation Committee believes this combination represents the appropriate balance between performance, risk and retention.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material,” to be “filed” with the SEC, or to be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that Cisco specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Compensation and Management Development Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this Proxy Statement with Cisco’s management. Based on that review and those discussions, the Compensation and Management Development Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this Proxy Statement and incorporated by reference into Cisco’s Annual Report on Form 10-K for its 2010 fiscal year.

Submitted by the Compensation and Management Development Committee

Roderick C. McGeary, Chairperson

Carol A. Bartz

Brian L. Halla

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during fiscal 2010 were: Roderick C. McGeary (Chairperson), Carol A. Bartz, and Brian L. Halla. No member of this committee was at any time during fiscal 2010 or at any other time an officer or employee of Cisco, and no member of this committee had any relationship with Cisco requiring disclosure under Item 404 of Regulation S-K. No executive officer of Cisco has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Compensation Committee during fiscal 2010. An executive officer of Cisco, Gary B. Moore, served during fiscal 2010 as a member of the compensation committee of Acadia, at which company Michael D. Capellas serves as Chief Executive Officer. For information regarding transactions with Acadia, please see “Certain Transactions with Related Persons” on page 63 below.

Summary of Compensation

The following table sets forth the compensation earned by the named executive officers for services rendered in all capacities to Cisco and its subsidiaries for each of the last three or fewer fiscal years during which such individuals served as executive officers. Cisco’s named executive officers for fiscal 2010 include Cisco’s CEO, CFO, and the three most highly compensated executive officers (other than the CEO and CFO) in fiscal 2010.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($) (2)		Bonus ($) (3)		Stock Awards ($) (4)(6)	Option Awards ($) (5)(6)	Non-Equity Incentive Plan Compensation ($) (7)		All Other Compensation ($) (8)		Total ($)
John T. Chambers	2010	$382,212		—		$8,190,000	$5,688,638	$4,600,000		$11,025		$18,871,875
Chairman and Chief Executive Officer	2009	$375,000		$2,031,000		$6,742,125	—	—		$9,998		$9,158,123
	2008	$375,000		—		$4,726,500	$8,938,260	$3,002,802		$9,087		$17,051,649

Frank A. Calderoni	2010	$611,538		—		$4,680,000	$3,250,650	$1,530,000		$78,681		$10,150,869
Executive Vice President, Chief Financial Officer	2009	$581,250		$900,000		$2,996,500	—	—		$24,586		$4,502,336
	2008	$447,692		—		$2,976,368	$2,383,536	$1,052,335		$71,090		$6,931,021

Wim Elfrink	2010	$773,762	(9)	—		$5,850,000	$4,063,313	$1,600,000	(10)	$3,456,642	(11)	$15,743,717
Executive Vice President, Chief Globalisation Officer	2009	$816,658	(9)	$1,000,000	(10)	$4,494,750	—	—		$1,933,946	(11)	$8,245,354
	2008	$859,605	(9)	—		$2,993,418	$5,660,898	$1,590,750	(10)	$1,732,050	(11)	$12,836,721

Randy Pond	2010	$815,385		—		$4,680,000	$3,250,650	$1,600,000		$11,025		$10,357,060
Executive Vice President, Operations, Processes and Systems	2009	$743,750		$900,000		$3,745,625	—	—		$11,785		$5,401,160
	2008	$575,000		—		$2,520,768	$4,767,072	$1,138,270		$118,940		$9,120,050

Robert W. Lloyd	2010	$652,308		—		$4,680,000	$3,250,650	$1,640,000		$68,106		$10,291,064
Executive Vice President, Worldwide Operations (1)	2009	$516,250		$900,000		$6,858,375	$952,515	—		$66,454		$9,293,594

(1)	Mr. Lloyd was promoted to Executive Vice President, Worldwide Operations on April 26, 2009.

(2)	Fiscal 2010 was a 53-week fiscal year, and the salary amounts for fiscal 2010 reflect the extra week’s salary earned during that fiscal year. Effective April 26, 2009, in connection with Mr. Lloyd’s appointment as Executive Vice President, Worldwide Operations, his annual base salary was increased to $640,000.

(3)	The Bonus column lists discretionary cash bonuses awarded for services rendered during fiscal 2009, except that the amount listed in this column for Mr. Lloyd for fiscal 2009 represents a discretionary cash award paid to him under the non-executive officer portion of the Executive Incentive Plan for fiscal 2009.

(4)

The amounts in the Stock Awards column represent the aggregate grant date fair values, computed in accordance with FASB ASC Topic 718, of restricted stock unit awards and, in the case of fiscal 2009 and fiscal 2008, PRSU rights awards, awarded during the applicable fiscal year under the 2005 Stock Incentive Plan. For each of the restricted stock unit and PRSU rights awards, the grant date fair value is calculated using the closing price of Cisco’s common stock on the grant date as if these awards were vested and issued on the grant date and, for PRSU rights awards, based upon the probable outcome of applicable performance conditions estimated as of the grant date. The amounts shown disregard estimated forfeitures. There can be no assurance that these grant date fair values will ever be realized by the named executive officers. See the “Grants of Plan-Based Awards—Fiscal 2010” table below for information on restricted stock unit awards made in fiscal 2010. For the PRSU rights awarded in fiscal 2009 and fiscal 2008, the amounts earned based on actual performance were 0% and 58% of target, respectively. The maximum that could have been earned under the PRSU rights awards was 120% of target for each of fiscal 2009 and fiscal 2008 (except that for Mr. Lloyd, the maximum that could have been earned in fiscal 2009 was 100% of target, and he was not an executive officer during fiscal 2008). Those maximum values that could have been earned were: for Mr. Chambers, $8,712,900 for fiscal 2009 and $7,562,400 for fiscal 2008; for Mr. Calderoni, $3,872,400 for fiscal 2009 and $2,016,608 for fiscal 2008; for Mr. Elfrink, $5,808,600 for fiscal 2009 and $4,789,488 for fiscal 2008; for Mr. Pond, $4,840,500 for fiscal 2009 and $4,033,248 for fiscal 2008; and for Mr. Lloyd, $1,728,750 for fiscal 2009.

(5)	The amounts in the Option Awards column represent the aggregate grant date fair values, computed in accordance with FASB ASC Topic 718, of stock option awards issued during the applicable fiscal year pursuant to the 2005 Stock Incentive Plan. For information on the valuation assumptions with respect to stock option grants, refer to the note on Employee Benefit Plans in the notes to consolidated financial statements contained in Cisco’s Annual Report on Form 10-K for the fiscal year in which the stock option was granted. There can be no assurance that these grant date fair values will ever be realized by the named executive officers. See the “Grants of Plan-Based Awards—Fiscal 2010” table below for information on stock option grants made in fiscal 2010.

(6)	Amounts disclosed in this column for fiscal 2009 and fiscal 2008 differ from the previously reported amounts for those fiscal years because they have been restated to reflect aggregate grant date fair values of equity awards awarded during the applicable fiscal year in accordance with FASB ASC Topic 718. Prior to fiscal 2010, the amounts reported reflected the dollar amount of expense recognized for financial statement reporting purposes for the applicable fiscal year.

(7)	The amounts listed in this column for fiscal 2010 reflect the cash awards paid under the Executive Incentive Plan for fiscal 2010 performance, as further described in the “Compensation Discussion and Analysis” section of this Proxy Statement and the “Grants of Plan-Based Awards—Fiscal 2010” table below. The amounts listed in this column for fiscal 2008 reflect the cash awards paid under the Executive Incentive Plan for fiscal 2008 performance, plus, for Mr. Calderoni, $95,000 of incentive payments he received prior to his appointment to his current position pursuant to a cash incentive plan for certain non-executive officer employees.

(8)	The amounts listed in the All Other Compensation column for fiscal 2010 include actual and estimated matching contributions by Cisco under the Cisco Systems, Inc. Deferred Compensation Plan on behalf of certain participating named executive officers, including $67,379 on behalf of Mr. Calderoni and $68,106 on behalf of Mr. Lloyd. These amounts represent matching contributions related to fiscal 2010 salary deferred during calendar year 2009, as well as estimated matching contributions related to fiscal 2010 salary and non-equity incentive plan compensation deferred during calendar year 2010 that are expected to be credited to the accounts of these named executive officers following the end of calendar year 2010. See “Nonqualified Deferred Compensation—Fiscal 2010” for more information. In addition, the amounts listed in the All Other Compensation column for fiscal 2010 include matching contributions that Cisco made under its 401(k) plan on behalf of certain participating named executive officers, including $11,025 on behalf of Mr. Chambers, $11,302 on behalf of Mr. Calderoni, and $11,025 on behalf of Mr. Pond.

(9)	Mr. Elfrink’s salary was paid in Euros. The conversion rate from Euros to U.S. dollars is based on the exchange rate in effect on the last day of Cisco’s applicable fiscal year: 1.3044, 1.4195 and 1.5707 dollars per Euro for fiscal 2010, fiscal 2009 and fiscal 2008, respectively.

(10)	For Mr. Elfrink, the non-equity incentive plan compensation for fiscal 2010 and fiscal 2008 and the discretionary cash bonus for fiscal 2009 were payable in Euros. The conversion rates from Euros to U.S. dollars for fiscal 2010, fiscal 2009 and fiscal 2008 were 1.2230, 1.3870, and 1.43599 dollars per Euro, respectively, each being the rate referenced by the Compensation Committee when the respective award was made.

(11)

The amounts listed in the All Other Compensation column for Mr. Elfrink are, for each fiscal year, comprised primarily of certain living expenses, tax payments and travel expenses borne by Cisco in connection with Mr. Elfrink’s International Assignment Agreement and his international assignment, and contributions to the Netherlands Capital Plan by Cisco on behalf of Mr. Elfrink. The perquisites and personal benefits received pursuant to these arrangements include: $578,478 in fiscal 2010, $559,192 in fiscal 2009, and $680,324 in fiscal 2008 for housing expenses in India, including house maintenance, domestic household assistance, and (for fiscal 2008) temporary housing; and $172,821 in fiscal 2010 for housing assistance in the United States. Other such perquisites and personal benefits whose incremental cost is included in the amounts shown consist of the following: for all three fiscal years, provision of security arrangements, allowances for automobiles, child education, home leave travel, relocation, and fees for tax services; for fiscal 2010 and 2008, expenses relating to household shipment of goods; for fiscal 2009 and 2008, housing assistance in the United States; for fiscal 2009 only, goods and services differential; and for fiscal 2008 only, payments of medical expenses and reimbursement for personal expenses related to a trip he attended to recognize sales personnel achievements. The net tax equalization benefits to Mr. Elfrink were $2,093,317 in fiscal 2010, $629,363 in fiscal 2009, and $297,953 in fiscal 2008 (based on an estimate of the portion of Mr. Elfrink’s tax payments for calendar years 2010, 2009, 2008 and 2007 that relate to fiscal 2010, 2009 and 2008, as applicable). Cisco’s contributions on behalf of Mr. Elfrink under the Netherlands Capital Plan for fiscal 2010 were $274,339 (comprised of $227,302, $36,039, $2,052 and $8,946 for a defined contribution premium, a survivor’s death benefit, an orphan’s death benefit and a disability benefit, respectively). For more information on the Netherlands Capital Plan, see “Nonqualified Deferred Compensation—Fiscal 2010.” Certain of these items paid to Mr. Elfrink were paid in Euros and others in Indian rupees. The conversion rates from Euros to U.S. dollars and from Indian rupees to U.S. dollars are based on the exchange rates in effect on the last day of the applicable fiscal year: 1.3044 dollars per Euro and 0.02154 dollars per rupee for fiscal 2010, 1.4195 dollars per Euro and 0.02071 dollars per rupee for fiscal 2009, and 1.5707 dollars per Euro and 0.02373 dollars per rupee for fiscal 2008.

The following table provides information on cash-based performance awards, restricted stock unit awards and stock option awards in fiscal 2010 to each of Cisco’s named executive officers. There can be no assurance that the Grant Date Fair Value, as listed in this table, of the Stock Unit and Stock Option Awards will ever be realized. These Grant Date Fair Value amounts also are included in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table.

Grants of Plan-Based Awards—Fiscal 2010

	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)(4)	All Other Option Awards: Number of Securities Underlying Options (#) (3)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John T. Chambers	(1)	—	$2,253,300	$6,759,900
	11/12/09							350,000			$8,190,000
	11/12/09								875,000	$23.40	$5,688,638
Frank A. Calderoni	(1)	—	$750,000	$2,250,000
	11/12/09							200,000			$4,680,000
	11/12/09								500,000	$23.40	$3,250,650
Wim Elfrink	(1)	—	$951,850	$2,855,550
	11/12/09							250,000			$5,850,000
	11/12/09								625,000	$23.40	$4,063,313
Randy Pond	(1)	—	$1,000,000	$3,000,000
	11/12/09							200,000			$4,680,000
	11/12/09								500,000	$23.40	$3,250,650
Robert W. Lloyd	(1)	—	$800,000	$2,400,000
	11/12/09							200,000			$4,680,000
	11/12/09								500,000	$23.40	$3,250,650

(1)	These rows represent possible payouts pursuant to the annual cash incentive awards under the Executive Incentive Plan for fiscal 2010. The actual payments from these awards are included in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table above. More information about them appears above in the “Compensation Discussion and Analysis” section of this Proxy Statement. For each named executive officer other than Mr. Chambers, the target and maximum values are calculated by multiplying 125% (target) and 375% (maximum), respectively, by the executive’s annual base salary in effect at the beginning of fiscal 2010. For Mr. Chambers, the target and maximum values are calculated by multiplying 185% and 555%, respectively, by $1,218,000, the median CEO base salary of the Initial Peer Group. The Executive Incentive Plan did not contain any threshold value for fiscal 2010. For Mr. Elfrink, the target and maximum values are denominated in Euros. The conversion rate from Euros to U.S. dollars for fiscal 2010 is 1.3044 dollars per Euro, the exchange rate in effect on the last day of fiscal 2010.

(2)	Each restricted stock unit award listed in this column was granted under the 2005 Stock Incentive Plan. Each of them vests in 25% increments on September 11, 2010 and each of the following three anniversaries of that date. Each award is settled in shares on each vesting date.

(3)	This stock option award was granted under the 2005 Stock Incentive Plan. The option incrementally vests as to 25% of the shares subject to the option on September 11, 2010 and thereafter vests in monthly pro-rata increments over the following 36 months. The option has a maximum term of seven years subject to earlier termination upon cessation of service to Cisco. The exercise price of the option may be paid in cash or in shares of common stock valued at the closing price on the exercise date or may be paid with the proceeds from a same-day sale of the purchased shares.

(4)

Each of the awards will vest in full and, if applicable, become immediately exercisable in the event that Cisco is acquired by merger or asset sale, unless the award or related agreement is assumed or replaced by the acquiring entity, or in the event there is a hostile change in control or ownership of Cisco, whether through a tender or exchange offer for more than 35% of Cisco’s outstanding voting securities which the Board of Directors does not recommend the shareholders to accept, or a change in the majority of the members of the Board of Directors as a result of one or more contested elections for board membership. In addition, pursuant to a Compensation Committee policy which can be revoked or changed at any time, if the holder of an award dies or becomes terminally ill, his or her award will generally vest in an amount equal to the greater of 100% of the unvested shares subject to the award up to a total value of $10 million, net of aggregate exercise or purchase price, or up to one year of vesting from the date of death or determination of terminal illness. For purposes of this policy, shares subject to the award are valued based on the closing price per share of common stock on the date of death or determination of terminal illness.

The following table shows the number of Cisco common shares covered by exercisable and unexercisable stock options, and the number of Cisco unvested restricted stock units, held by Cisco’s named executive officers as of July 31, 2010.

Outstanding Equity Awards At 2010 Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) *
John T. Chambers	1,177,727	—	$20.53	1/7/2011	(2)
	2,000,000	—	$13.04	4/10/2012	(3)
	2,000,000	—	$18.51	7/15/2012	(4)
	—	1,500,000	$19.18	8/23/2013	(7)
	1,256,667	43,333	$17.86	9/29/2014	(11)
	996,667	303,333	$23.01	9/21/2015	(12)
	510,000	390,000	$32.21	9/20/2016	(15)
	—	875,000	$23.40	11/12/2016	(22)
						69,600	(17)	$1,605,672
						101,250	(18)	$2,335,838
						350,000	(23)	$8,074,500

Frank A. Calderoni	173,333	—	$21.24	5/14/2013	(6)
	78,000	—	$19.18	8/23/2013	(8)
	57,500	1,250	$17.80	8/12/2014	(10)
	116,000	4,000	$17.86	9/29/2014	(11)
	153,333	46,667	$23.01	9/21/2015	(12)
	61,667	38,333	$25.85	6/7/2016	(14)
	136,000	104,000	$32.21	9/20/2016	(15)
	—	500,000	$23.40	11/12/2016	(22)
						14,000	(13)	$322,980
						45,000	(16)	$1,038,150
						18,561	(17)	$428,202
						45,000	(18)	$1,038,150
						200,000	(23)	$4,614,000

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) *
Wim Elfrink	83	—	$17.26	11/2/2010	(1)
	175,000	—	$20.53	1/7/2011	(2)
	243,800	—	$19.59	9/2/2012	(5)
	395,000	—	$19.18	8/23/2013	(8)
	148,333	16,667	$17.86	9/29/2014	(11)
	306,667	93,333	$23.01	9/21/2015	(12)
	323,000	247,000	$32.21	9/20/2016	(15)
	—	625,000	$23.40	11/12/2016	(22)
						40,000	(13)	$922,800
						44,080	(17)	$1,016,926
						67,500	(18)	$1,557,225
						250,000	(23)	$5,767,500

Randy Pond	200,000	—	$20.53	1/7/2011	(2)
	444,017	—	$19.59	9/2/2012	(5)
	35,416	14,167	$17.86	9/29/2014	(11)
	306,667	93,333	$23.01	9/21/2015	(12)
	272,000	208,000	$32.21	9/20/2016	(15)
	—	500,000	$23.40	11/12/2016	(22)
						40,000	(13)	$922,800
						37,120	(17)	$856,358
						56,250	(18)	$1,297,688
						200,000	(23)	$4,614,000

Robert W. Lloyd	30,000	—	$19.18	8/23/2013	(8)
	700,000	—	$19.24	6/10/2014	(9)
	170,784	8,333	$17.86	9/29/2014	(11)
	153,333	46,667	$23.01	9/21/2015	(12)
	136,000	104,000	$32.21	9/20/2016	(15)
	40,624	109,376	$20.10	6/11/2016	(21)
	—	500,000	$23.40	11/12/2016	(22)
						80,000	(13)	$1,845,600
						18,561	(17)	$428,202
						56,250	(18)	$1,297,688
						131,250	(19)	$3,027,938
						100,000	(20)	$2,307,000
						200,000	(23)	$4,614,000

*	The market value of the restricted stock units that have not vested is calculated by multiplying the number of units that have not vested by the closing price of our common stock on July 30, 2010, which was $23.07.

Vesting Schedule for Outstanding Stock Options and Unvested Restricted Stock Units

Note	Grant Dates	Incremental Vesting Dates
(1)	11/2/01	20% on 11/2/02; pro-rata monthly for next 48 months
(2)	1/7/02	20% on 1/7/03; pro-rata monthly for next 48 months
(3)	4/10/03	20% on 4/10/04; pro-rata monthly for next 48 months

Note	Grant Dates	Incremental Vesting Dates
(4)	7/15/03	20% on 7/15/04; pro-rata monthly for next 48 months
(5)	9/2/03	20% on 9/2/04; pro-rata monthly for next 48 months
(6)	5/14/04	20% on 5/3/05; pro-rata monthly for next 48 months
(7)	8/23/04	Full vesting on earlier of (i) 8/23/11 or (ii) three years after cease to be President and CEO; or death or permanent disability
(8)	8/23/04	20% on 8/23/05; pro-rata monthly for next 48 months
(9)	6/10/05	20% on 6/10/06; pro-rata monthly for next 48 months
(10)	8/12/05	20% on 8/12/06; pro-rata monthly for next 48 months
(11)	9/29/05	20% on 9/29/06; pro-rata monthly for next 48 months
(12)	9/21/06	20% on 9/21/07; pro-rata monthly for next 48 months
(13)	9/21/06	20% on 9/21/07; 20% annually for next 4 years
(14)	6/7/07	20% on 6/7/08; pro-rata monthly for next 48 months
(15)	9/20/07	20% on 9/20/08; pro-rata monthly for next 48 months
(16)	2/19/08	20% on 2/19/09; 20% annually for next 4 years
(17)	9/11/08	20% on 9/11/08; 20% annually for next 4 years
(18)	9/11/08	25% on 9/11/09; 25% annually for next 3 years
(19)	3/12/09	25% on 3/12/10; 25% annually for next 3 years
(20)	3/12/09	Full vesting on 3/12/13
(21)	6/11/09	25% on 6/11/10; pro-rata monthly for next 36 months
(22)	11/12/09	25% on 9/11/10; pro-rata monthly for next 36 months
(23)	11/12/09	25% on 9/11/10; 25% annually for next 3 years

Except as described below, each stock option granted prior to 2009 has a maximum term of nine years measured from the applicable grant date, subject to earlier termination in the event of the optionee’s cessation of service with Cisco. Each option that was granted to the named executive officers on November 12, 2009, and the option that was granted to Mr. Lloyd on June 11, 2009, has a maximum term of seven years measured from the applicable grant date, subject to earlier termination in the event of the optionee’s cessation of service with Cisco. The exercise price for each of these options is equal to the closing price per share of common stock on the grant date.

The option to purchase 1,500,000 shares that was granted to Mr. Chambers on August 23, 2004 has a maximum term of nine years measured from the grant date and, if vested, will remain exercisable for the full term even after his cessation of service except in limited circumstances. For purposes of Mr. Chambers’ stock option agreement, “service” includes providing services directly to Cisco or employment by educational or governmental institutions if those institutions’ policies preclude continued service to Cisco. The exercise price is equal to the closing price per share of common stock on the grant date.

The following table shows the number of shares acquired by each of the named executive officers during fiscal 2010 through stock option exercises and vesting of restricted stock units (including restricted stock units granted upon the satisfaction of a performance condition). The table also presents the value realized upon such exercises and vesting, as calculated, in the case of stock options, based on the difference between the market price of Cisco’s common stock at exercise and the option exercise price, and as calculated, in the case of restricted stock units, based on the closing selling price per share of Cisco’s common stock on the NASDAQ Global Select Market on the vesting date.

Option Exercises and Stock Vested—Fiscal 2010

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John T. Chambers	4,822,273	$31,588,675	56,950	$1,314,976
Frank A. Calderoni	—	—	43,186	$1,019,995
Wim Elfrink	336,200	$2,350,766	57,193	$1,331,386
Randy Pond	350,000	$2,624,553	51,123	$1,191,230
Robert W. Lloyd	220,883	$1,084,063	108,686	$2,653,222

The following table shows the contributions and earnings during fiscal 2010, and account balance as of July 31, 2010, for named executive officers under the Cisco Systems, Inc. Deferred Compensation Plan or the Netherlands Capital Plan, as the case may be.

Nonqualified Deferred Compensation—Fiscal 2010

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($)		Aggregate Earnings in Last Fiscal Year ($) (2)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($) (3)
John T. Chambers	—	—		—		—	—
Frank A. Calderoni	$1,009,615	$67,379	(4)	$181,491		—	$2,457,976
Wim Elfrink (5)	$34,267	$227,302	(6)	$93,067	(7)	—	$2,081,615	(8)
Randy Pond	—	—		$40,938		—	$1,628,601
Robert W. Lloyd	$656,000	$68,106	(4)	$99,799		—	$2,596,825

(1)	These executive contribution amounts were included in fiscal 2010 compensation in the Summary Compensation Table, in either the “Salary” column, the “Non-Equity Incentive Plan Compensation” column, or both.

(2)	None of the amounts in this column is included in the Summary Compensation Table because plan earnings were not preferential or above-market.

(3)	The following amounts included in this column also have been reported in the Summary Compensation Table as compensation for fiscal 2010 or a prior fiscal year: Mr. Calderoni, $2,370,857; Mr. Elfrink, $800,969; Mr. Pond, $1,677,569; and Mr. Lloyd, $1,648,706.

(4)

These amounts were included in the “All Other Compensation” column of the Summary Compensation Table. Matching contributions under the Deferred Compensation Plan are made to eligible participants following the end of each calendar year. Generally, the matching contribution rate for calendar year 2009 was, and the matching contribution rate for calendar year 2010 will be, 4.5% of eligible compensation over the Code Section 401(a)(17) limit of $245,000 for each calendar year, with a $1,500,000 cap on eligible compensation for each calendar year. The matching contribution rate for calendar years 2009 and 2010 is the same as in the 401(k) Plan for both years. Participants must be actively employed by Cisco on the last day of a calendar year to receive a matching contribution under the Deferred Compensation Plan. The amounts in this column reflect the sum of (i) actual calendar year 2009 matching contributions, excluding the portion of those contributions related to deferrals of fiscal 2009 salary and non-equity incentive plan compensation, and (ii) estimated calendar year 2010 matching contributions related to deferrals of fiscal 2010 salary and bonus compensation during calendar year 2010 that are expected to be credited to the accounts of the named executive officers following the end of calendar year 2010.

(5)	Mr. Elfrink is the only named executive officer who participates in the Netherlands Capital Plan. He has not participated in the Deferred Compensation Plan. The dollar amounts in the table shown for Mr. Elfrink were converted from Euros. The conversion rate from Euros to U.S. dollars is based on the exchange rate of 1.3044 dollars per Euro in effect on the last day of fiscal 2010.

(6)	This amount was included in the “All Other Compensation” column of the Summary Compensation Table. Cisco makes contributions to the Netherlands Capital Plan on the first day of each calendar year equal to a percentage of Mr. Elfrink’s base salary and his bonus paid during the prior calendar year, the sum of which is fixed for this purpose pursuant to a formula that limits increases in eligible earnings from year to year. These contributions for Mr. Elfrink are made without regard to a cap and are for a retirement benefit. Except as provided in the last sentence of this footnote, Cisco’s contribution to the Netherlands Capital Plan is determined as discussed below. These contribution percentages for Mr. Elfrink for fiscal 2010 were approximately 20% of eligible earnings. The amount in this column reflects the sum of Cisco’s contributions for Mr. Elfrink with respect to fiscal 2010 for the relevant portions of the 2009 and 2010 calendar years. The amount in the column does not include contributions under the Netherlands Capital Plan listed in footnote 11 to the Summary Compensation Table relating to a survivor’s death benefit, an orphan’s death benefit and a disability benefit, which benefits are described under the “Potential Payments upon Termination or Change in Control” below.

(7)	The return listed in this column represents the dollar value by which the amount available under the Netherlands Capital Plan as of the last day of fiscal 2010, as described in footnote 8, exceeds or falls short of the sum of (i) the amount available at fiscal 2009 year-end and (ii) the aggregate contributions during fiscal 2010 by Mr. Elfrink and Cisco.

(8)	The amount in this column represents the funds available under the Netherlands Capital Plan as of July 31, 2010 that would have been available to Mr. Elfrink to purchase a retirement annuity (covering his life and that of his spouse) had he elected to retire as of that date.

The Deferred Compensation Plan, which became effective on June 25, 2007, is an unfunded and unsecured deferred compensation arrangement that is designed to allow the participants to defer a specified percentage of their base salary (up to 75%), commissions and/or eligible bonuses (up to 100%) in a manner similar to the way in which Cisco’s 401(k) plan operates, but without regard to the maximum deferral limitations imposed on 401(k) plans by the Code. The Deferred Compensation Plan is designed to comply with Code Section 409A. As required by applicable law, participation in the Deferred Compensation Plan is limited to a group of Cisco’s management employees, which group includes each of Cisco’s named executive officers.

Amounts deferred by each participant pursuant to the Deferred Compensation Plan are credited to a bookkeeping account maintained on behalf of that participant. Amounts credited to each participant under the Deferred Compensation Plan are periodically adjusted for earnings and/or losses at a rate that is equal to one or more of the measurement funds selected by the 401(k) Plan Committee and elected by a participant. Currently, the measurement funds consist of the following: Fidelity Money Market Fund; iShares Barclays Aggregate Bond Fund; SPDR S&P 500 ETF Trust; SPDR S&P MidCap 400 ETF Trust; iShares Russell 2000 Index Fund; iShares MCSI EAFE Index Fund; Fidelity Freedom 2010 Fund; Fidelity Freedom 2020 Fund; Fidelity Freedom 2030 Fund; and Fidelity Freedom 2040 Fund.

In addition, Cisco may credit additional matching amounts to a participant’s account for any plan year as determined by the Compensation Committee. For calendar years 2009 and 2010 there are matching contributions on deferrals over the IRS limitation on compensation that may be taken into account under the 401(k) Plan ($245,000 for each of 2009 and 2010). Generally, the matching contribution rate for calendar year 2009 was, and the matching contribution rate for calendar year 2010 will be, 4.5% of eligible compensation over the Code Section 401(a)(17) limit, with a $1,500,000 cap on eligible compensation for each calendar year. The matching contribution rate for calendar years 2009 and 2010 is the same as in the 401(k) Plan for both years. Participants must be actively employed by Cisco on the last day of a calendar year to receive a matching contribution under the Deferred Compensation Plan.

Distributions are made in accordance with elections filed by participants at the time of their deferral elections and distributions generally are expected to occur after a participant’s separation of service, or in some cases at specified future distribution dates.

The Netherlands Capital Plan is a funded defined contribution plan for eligible employees in the Netherlands that is tax-qualified in the Netherlands in the sense that contributions and earnings are not subject to income taxes until distributed. The Netherlands Capital Plan requires participants to defer 3% of their eligible earnings, while Cisco makes contributions on behalf of eligible participants equal to a percentage of their eligible earnings, based on the participant’s age, to fund a defined contribution premium. Eligible earnings is generally comprised of salary and bonus subject to certain caps, which caps are not applicable to Mr. Elfrink other than certain limits on increase per annum. These contributions are deposited in an account for each participant and held by an insurance company and are credited with an investment return with a minimum rate guaranteed by the insurance company until each participant retires. In-service withdrawals or distributions are not allowed. Upon retirement, distributions must be used to purchase an annuity providing an annual income to the participant for his life and a survivor’s annuity (at 70% of his annual benefit) for the life of his surviving spouse, if any. Pursuant to the Netherlands Capital Plan, Cisco also contributes specified amounts to the participant’s separate accounts for pre-retirement death (a survivor benefit and an orphan’s benefit) and a disability benefit, as described under “Potential Payments upon Termination or Change in Control” below.

Potential Payments upon Termination or Change in Control

Except for Mr. Elfrink, none of our named executive officers have employment or severance agreements with Cisco, and their employment may be terminated at any time at the discretion of the Board of Directors. For information regarding potential payments upon termination under the Deferred Compensation Plan, in which certain named executive officers participate, and the Netherlands Capital Plan, in which no named executive officer other than Mr. Elfrink participates, see “Nonqualified Deferred Compensation—Fiscal 2010” above.

Mr. Elfrink—Non-Equity Severance Payments.

Set forth below is a description of the benefits to which Mr. Elfrink or his family would be entitled, assuming a qualifying termination, illness or death on the last business day of fiscal 2010. These benefits would have been payable in Euros and unless otherwise noted, the conversion rate from Euros to U.S. dollars is based on the exchange rate of 1.3044 dollars per Euro in effect on the last day of fiscal 2010.

Severance Payments upon Termination Following Completion of International Assignment. Pursuant to Mr. Elfrink’s International Assignment Agreement, upon the successful completion of his international assignment, Cisco has agreed to relocate Mr. Elfrink to the United States and attempt to employ Mr. Elfrink in a comparable position. If Cisco is unable to offer a position to Mr. Elfrink, his employment would terminate and he would be entitled to receive severance compensation equal to 2.25 times his then current annual salary. Using Mr. Elfrink’s salary in effect on the last day of fiscal 2010, this amount is estimated at €1,313,501, or $1,713,330 (based on the exchange rate listed above). Mr. Elfrink is employed on an at-will basis, but the termination of Mr. Elfrink’s Netherlands employment agreement, as recorded in his International Assignment Agreement, is subject to a notice period of two months plus any fractional month between the date notice is given and the start of the next calendar month.

Payments Due to Mr. Elfrink upon Being Unable to Perform His Duties as a Result of Illness. If Mr. Elfrink is unable to perform his duties as a result of illness, he shall remain entitled to 100% of his annual base salary for one year, or $761,480, and 70% of his annual base salary for a second year, or $533,036 (each estimated based on Mr. Elfrink’s salary in effect at the end of fiscal 2010). Any such payments would be reduced by the amount of any financial benefit Mr. Elfrink received through various insurance proceeds, and any other income earned by Mr. Elfrink for services provided to Cisco. Further, if Mr. Elfrink’s incapacity to work is caused by a third party, Cisco’s obligation to pay Mr. Elfrink’s salary may be limited. After the second year of illness, Mr. Elfrink would then be entitled to a disability benefit under the Netherlands Capital Plan in an amount equal to $217,356 per year until Mr. Elfrink reaches the age of 65.

Payments Due Mr. Elfrink’s Family upon Death. In the event of Mr. Elfrink’s death, his family would be entitled to a survivor death benefit and an orphan’s death benefit pursuant to the Netherlands Capital Plan. The survivor death benefit would be payable to his spouse in the amount of $277,226 per year until her death. The orphan’s death benefit would be payable to his children in an aggregate amount of $55,445 per year generally until his children reach the age of 18 or in certain circumstances the age of 27.

Acceleration of Equity Awards.

As described above in the “Compensation Discussion and Analysis” section, each outstanding award to all employees under the 2005 Stock Incentive Plan and the 1996 Stock Incentive Plan that is subject to vesting provisions, and each PRSU right awarded from time to time, will vest in full (at target, for PRSU rights, until the restricted stock units, if any, are granted) and, if applicable, become immediately exercisable in the event that Cisco is acquired by merger or asset sale, unless the award or related agreement is assumed or replaced by the acquiring entity, or in the event there is a hostile change in control or ownership of Cisco, whether through a tender or exchange offer for more than 35% of Cisco’s outstanding voting securities which the Board of Directors does not recommend the shareholders to accept, or a change in the majority of the members of the Board of Directors as a result of one or more contested elections for board membership.

In addition, pursuant to a Compensation Committee policy (the “Death and Terminal Illness Policy”) which applies to each outstanding award to all employees (other than as described in the last sentence of this paragraph) and to PRSU rights awarded from time to time, and which can be revoked or changed at any time, if the holder of such an award dies or becomes terminally ill, his or her aggregate awards will generally vest in an amount equal to the greater of 100% of the unvested shares subject to the awards (at target, for PRSU rights, until the restricted stock units, if any, are granted) up to a total value of $10 million, net of aggregate exercise or purchase price, or up to one year of vesting from the date of death or determination of terminal illness. For purposes of this policy, shares subject to each award are valued based on the closing price per share of common stock on the date of death or determination of terminal illness. The dollar limit under the Death and Terminal Illness Policy does not apply to an option grant made to Mr. Chambers on August 23, 2004 to purchase up to 1,500,000 shares of Cisco common stock at an exercise price of $19.18 that would vest in full upon Mr. Chambers’ death or permanent disability. In addition, for purposes of the stock option agreement relating to the August 23, 2004 grant, “service” includes providing services directly to Cisco or employment by educational or governmental institutions if those institutions’ policies preclude continued service to Cisco.

The table below sets forth the intrinsic values that the named executive officers would derive in the event of (a) a hostile change in control of Cisco or change in control in which the awards are not assumed or replaced by the acquiror, or (b) the death or terminal illness of the named executive officer (or permanent disability in the case of the August 23, 2004 option grant to Mr. Chambers), that in either case hypothetically occurred on the last business day of fiscal 2010. For restricted stock unit awards, the intrinsic value is based upon the fiscal 2010 year-end closing price for a Cisco common share of $23.07, and for stock options, the value is based on such $23.07 minus the exercise price of the applicable stock option.

Potential Payments—Accelerated Equity Awards

	Hostile Change in Control or Change in Control in which Awards Are Not Assumed or Replaced by Acquiror			Death or Terminal Illness
Name	Intrinsic Value of Accelerated Stock Options ($)	Intrinsic Value of Accelerated Restricted Stock Units and PRSU Rights ($)	Total Intrinsic Value of Accelerated Equity Awards ($)	Intrinsic Value of Accelerated Stock Options ($)	Intrinsic Value of Accelerated Restricted Stock Units and PRSU Rights ($)		Total Intrinsic Value of Accelerated Equity Awards ($)
John T. Chambers	$6,078,965	$12,016,010	$18,094,975	$6,078,965	$9,756,035		$15,835,000	(1)
Frank A. Calderoni	$30,228	$7,441,482	$7,471,710	$30,228	$7,441,482		$7,471,710
Wim Elfrink	$92,435	$9,264,451	$9,356,886	$92,435	$9,264,451		$9,356,886
Randy Pond	$79,410	$7,690,846	$7,770,256	$79,410	$7,690,846		$7,770,256
Robert W. Lloyd	$371,062	$13,520,427	$13,891,489	$371,062	$9,628,938	(2)	$10,000,000	(2)

(1)	Represents the intrinsic value of full acceleration, up to the limit of $10 million, of Mr. Chambers’ stock options (other than his August 23, 2004 option grant) and restricted stock unit awards assuming those awards were to be accelerated under the Death and Terminal Illness Policy, and the intrinsic value of full acceleration of Mr. Chambers’ August 23, 2004 stock option of $5,835,000, which option is not subject to the Death and Terminal Illness Policy. Mr. Chambers’ August 23, 2004 option also accelerates in full in the event of a permanent disability. These values have not been, and may never be, realized.

(2)	In order to give effect to the aggregate limit of $10 million applicable under the Death and Terminal Illness Policy described above, the full intrinsic value of accelerated stock options was first applied against the dollar limit, and then the intrinsic value of accelerated restricted stock units that would cause the total intrinsic value to exceed the aggregate dollar limit was reduced accordingly.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

Cisco’s Board of Directors has adopted a written related person transactions policy. The Audit Committee (or other committee designated by the Nomination and Governance Committee) reviews transactions that may be “related-person transactions,” which are transactions between Cisco and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of the policy, a related person is a director, executive officer, nominee for director, or a greater than 5% beneficial owner of Cisco’s common stock, in each case since the beginning of the last fiscal year, and their immediate family members.

This policy provides that, barring special facts or circumstances, a related person does not have a direct or indirect material interest in the following categories of transactions:

•	employment-related compensation to executive officers that is determined by the Compensation Committee;

•	compensation to non-employee directors that is reported in Cisco’s proxy statement;

•	transactions with another company at which:

•	the related person’s only relationship is as a beneficial owner of less than 10% of that company’s shares or as a limited partner holding interests of less than 10% in such partnership;

•

the related person is an employee (other than an executive officer) and/or a director, if the aggregate amount involved in a Cisco fiscal year does not exceed the greater of $1 million or 2% of that company’s total annual revenues; or

•

the related person is the beneficial owner of less than a majority interest in that company (if the related person is solely related to Cisco because of its beneficial ownership of greater than 5% of Cisco’s common stock);

•

charitable contributions, grants or endowments to the Cisco Foundation or by Cisco or the Cisco Foundation to a charitable organization, foundation, or university at which the related person’s only relationship is as an employee (or at which the related person is a trustee, director or executive officer if the aggregate amount involved in a Cisco fiscal year does not exceed $300,000), or any non-discretionary matching contribution, grant, or endowment made pursuant to a matching gift program;

•	transactions where the related person’s interest arises solely from the ownership of publicly traded securities issued by Cisco and all holders of such securities receive proportional benefits;

•	transactions involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services;

•	transactions where the rates or charges involved are determined by competitive bids;

•	transaction involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority;

•	ordinary course business travel and expenses, advances and reimbursements; and

•

payments made pursuant to (i) directors and officers insurance policies, (ii) Cisco’s articles of incorporation or bylaws, and/or (iii) any policy, agreement or instrument previously approved by Cisco’s Board of Directors, such as indemnification agreements.

When transactions involving related persons do not fall into one of the above categories, they are reviewed by Cisco’s disclosure committee. The disclosure committee determines whether a related person could have a significant interest in such a transaction, and any such transaction is referred to the Audit Committee (or other designated committee). Transactions may also be identified through Cisco’s Code of Business Conduct or other Cisco policies and procedures and reported to the Audit Committee (or other designated committee). That committee reviews the material facts of all related-person transactions and either approves, ratifies, rescinds, or takes other appropriate action (in its discretion) with respect to the transaction.

Certain Transactions with Related Persons

In September 2008, the Board of Directors adopted a travel policy whereby Cisco’s Chairman and Chief Executive Officer, John T. Chambers, is generally required to utilize a private airplane for business travel because his responsibilities on behalf of Cisco entail substantial national and international travel. Commencing with expenses incurred in September 2008, Mr. Chambers is reimbursed solely for business expenses incurred in the operation of a private plane when used for Cisco business, provided such expenses do not exceed the market rate charged for equivalent commercial charter travel. For such business travel expenses incurred in fiscal 2010, reimbursements of approximately $2.2 million were made to Mr. Chambers under this policy.

The spouse of Frank A. Calderoni, Cisco’s Executive Vice President, Chief Financial Officer, served as an executive officer of Selectica, Inc. (“Selectica”) during part of Cisco’s fiscal 2010 and continues to serve as a member of the board of directors of that company. Her management responsibilities as an executive officer were transitioned in January 2010. During fiscal 2010, Cisco purchased approximately $1.6 million in software licenses, annual maintenance and related technical services from Selectica. Also, in connection with a March 2007 sublease between one of Cisco’s subsidiaries and Selectica, Cisco made payments of approximately $380,000 to Selectica in fiscal 2010 for rent and management fees. The sublease terminated in December 2009. Mr. Calderoni had no direct involvement in these transactions.

A brother of Robert W. Lloyd is employed as a sales executive by IBM in Canada. The provision of services by IBM in connection with Cisco products, and the resale of the related Cisco products, comprised a substantial proportion of the sales for Mr. Lloyd’s brother in fiscal 2010. The amount of the transactions in which Mr. Lloyd’s brother had an interest for fiscal 2010 was under $10 million. Mr. Lloyd had no direct involvement in these transactions.

In November 2009, Cisco entered into an agreement to invest up to $28 million in Acadia a joint venture with EMC, with investments from VMware and Intel. Acadia helps organizations leverage best-in-class technologies and disciplines from Cisco, EMC and VMware, to enable the transformation to cloud computing. Michael D. Capellas, a Cisco non-employee director, was appointed Chief Executive Officer of Acadia in May 2010. Acadia acquires products and services indirectly and directly from Cisco for sale to Acadia customers. Acadia also reimburses Cisco for expenses for certain leased employees and other matters.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material,” to be “filed” with the SEC or be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that Cisco specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee has reviewed and discussed with Cisco’s management and PricewaterhouseCoopers LLP the audited consolidated financial statements of Cisco contained in Cisco’s Annual Report on Form 10-K for the 2010 fiscal year. The Audit Committee has also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by SAS No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence from Cisco.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Cisco’s Annual Report on Form 10-K for its 2010 fiscal year for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee

Steven M. West, Chairperson

M. Michele Burns

Roderick C. McGeary

Arun Sarin

SHAREHOLDER PROPOSALS FOR 2011 ANNUAL MEETING OF SHAREHOLDERS

Requirements for Shareholder Proposals to be Considered for Inclusion in Cisco’s Proxy Materials.    Shareholders of Cisco may submit proposals on matters appropriate for shareholder action at meetings of Cisco’s shareholders in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934. For such proposals to be included in Cisco’s proxy materials relating to its 2011 Annual Meeting of Shareholders, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by Cisco no later than May 31, 2011. Such proposals should be delivered to Cisco Systems, Inc., Attn: Secretary, 170 West Tasman Drive, San Jose, California 95134-1706 (and we encourage you to send a copy via email to CorporateSecretary@cisco.com), with a copy to Cisco Systems, Inc., Attn: General Counsel at the same address.

Requirements for Shareholder Proposals to be Brought Before the Annual Meeting.    Cisco’s bylaws provide that, except in the case of proposals made in accordance with Rule 14a-8, for shareholder nominations to the Board of Directors or other proposals to be considered at an annual meeting of shareholders, the shareholder must have given timely notice thereof in writing to the Secretary of Cisco not less than sixty nor more than ninety calendar days prior to the anniversary of the date on which Cisco first mailed its proxy materials for its immediately preceding annual meeting of shareholders (as specified in Cisco’s proxy materials for its immediately preceding annual meeting of shareholders). To be timely for the 2011 Annual Meeting of Shareholders, a shareholder’s notice must be delivered or mailed to and received by Cisco’s Secretary at the principal executive offices of Cisco between June 30, 2011 and July 30, 2011. However, in the event that the annual meeting is called for a date that is not within thirty calendar days of the anniversary of the date on which the immediately preceding annual meeting of shareholders was called, to be timely, notice by the shareholder must be so received not later than the close of business on the tenth calendar day following the date on which public announcement of the date of the annual meeting is first made. In no event will the public announcement of an adjournment of an annual meeting of shareholders commence a new time period for the giving of a shareholder’s notice as provided above. A shareholder’s notice to Cisco’s Secretary must set forth the information required by Cisco’s bylaws with respect to each matter the shareholder proposes to bring before the annual meeting.

In addition, the proxy solicited by the Board of Directors for the 2011 Annual Meeting of Shareholders will confer discretionary authority to vote on (i) any proposal presented by a shareholder at that meeting for which Cisco has not been provided with notice on or prior to July 30, 2011 and (ii) any proposal made in accordance with the bylaw provisions, if the 2011 proxy statement briefly describes the matter and how management’s proxy holders intend to vote on it, if the shareholder does not comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934.

PROXY SOLICITATION AND COSTS

Cisco will bear the entire cost of this solicitation of proxies, including the preparation, assembly, printing, and mailing of the Notice of Internet Availability of Proxy Materials, this Proxy Statement, the proxy and any additional solicitation material that Cisco may provide to shareholders. Copies of solicitation material will be provided to brokerage firms, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners. In addition, Cisco has retained Mellon Investor Services LLC to act as a proxy solicitor in conjunction with the annual meeting. Cisco has agreed to pay that firm $15,500, plus reasonable out-of-pocket expenses, for proxy solicitation services. Further, the original solicitation of proxies by mail may be supplemented by solicitation by telephone and other means by directors, officers and employees of Cisco. No additional compensation will be paid to these individuals for any such services.

SHAREHOLDERS SHARING THE SAME ADDRESS

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple shareholders who reside at the same address may receive a single copy of our annual report and proxy materials, including the Notice of Internet Availability of Proxy Materials, unless the affected shareholder has provided contrary instructions. This procedure reduces printing costs and postage fees.

Once again this year, a number of brokers with account holders who beneficially own our common stock will be “householding” our annual report and proxy materials, including the Notice of Internet Availability of Proxy Materials. A single Notice of Internet Availability of Proxy Materials and, if applicable, a single set of annual report and other proxy materials will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Shareholders may revoke their consent at any time by contacting Broadridge Financial Solutions, either by calling toll-free (800) 542-1061, or by writing to Broadridge Financial Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

Upon written or oral request, Cisco will promptly deliver a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, a separate set of proxy materials to any beneficial owner at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, a separate set of proxy materials, you may write or call Cisco’s Investor Relations Department at Cisco Systems, Inc., 170 West Tasman Drive, San Jose, California 95134-1706, Attention: Investor Relations, telephone (408) 227-2726.

Any shareholders who share the same address and currently receive multiple copies of our Notice of Internet Availability of Proxy Materials or annual report and other proxy materials, who wish to receive only one copy in the future, can contact their bank, broker or other holder of record to request information about householding.

FORM 10-K

CISCO WILL MAIL WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF CISCO’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JULY 31, 2010, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS, SCHEDULES AND LIST OF EXHIBITS, AND ANY PARTICULAR EXHIBIT SPECIFICALLY REQUESTED. REQUESTS SHOULD BE SENT TO: CISCO SYSTEMS, INC., 170 WEST TASMAN DRIVE, SAN JOSE, CALIFORNIA 95134-1706, ATTN: INVESTOR RELATIONS. THE ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE AT WWW.CISCO.COM.

OTHER MATTERS

The Board of Directors knows of no other matters to be presented for shareholder action at the annual meeting. However, if other matters do properly come before the annual meeting or any adjournments or postponements thereof, the Board of Directors intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Mark Chandler

Secretary

Dated: September 21, 2010

1028-PSA-10

Directions to the Santa Clara Convention Center

Santa Clara Convention Center

Elizabeth A. Hangs Theater

Second Floor

5001 Great America Parkway

Santa Clara, CA 95054

MAP NOT TO SCALE

WILLOW RD.

DUMBARTION BRIDGE

Menlo Park

Mountain View

JUNIPERO SERRA FREEWAY

TASMAN DR

GREAT AMERICA PKWY.

FIRST ST.

Getting to the Santa Clara Convention Center from San Jose-Highway 101

· Go north Highway 101 and take the Great America Parkway exit.

· Turn right on Great America Parkway.

· The Convention Center is located at Great America Parkway and Tasman Drive

· Find the Convention Center Parking Garage at the Hyatt Regency’s 2nd driveway at Bunker Hill Lane.

Getting to the Santa Clara Convention Center from San Francisco-Highway 101

· Go south on Highway 101 and take the Great America Parkway exit.

· Turn left on Great America Parkway.

· The Convention Center is located at Great America Parkway and Tasman Drive.

· Find the Convention Center Parking Garage at the Hyatt Regency’s 2nd driveway at Bunker Hill Lane.

Getting to the Santa Clara Convention Center from Oakland-Highway 880

· Take Highway 880 south to Highway 237 west towards Mountain View.

· Follow Highway 237 to the Great America Parkway exit.

· Turn left on Great America Parkway.

· The Convention Center is at Great America Parkway and Tasman Drive.

· Find the Convention Center Parking Garage at the Hyatt Regency’s 2nd driveway at Bunker Hill Lane.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date M27077-P00580 CISCO CISCO SYSTEMS, INC. C/O PROXY SERVICES P.O. BOX 9142 FARMINGDALE, NY 11735 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on November 17, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on November 17, 2010. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Cisco Systems, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET This proxy card must be signed for your instructions to be executed. Each joint owner should sign. Signatures should correspond with names printed on this proxy card. Attorneys, executors, administrators, guardians, trustees, corporate officers or others signing in a representative capacity should give full title. For Against Abstain CISCO SYSTEMS, INC. PROPOSAL 1 - Election of Directors: Nominees: The Board of Directors recommends a vote “FOR” each of the following nominees: 1b. M. Michele Burns 1e. John T. Chambers 1c. Michael D. Capellas 1d. Larry R. Carter 1h. Richard M. Kovacevich 1f. Brian L. Halla 1g. Dr. John L. Hennessy 1j. Michael K. Powell 1k. Arun Sarin 1l. Steven M. West 1a. Carol A. Bartz 1i. Roderick C. McGeary 1m. Jerry Yang PROPOSAL 5 - Proposal submitted by shareholders requesting the Board to publish a report to shareholders, within six months, providing a summarized listing and assessment of concrete steps Cisco could reasonably take to reduce the likelihood that its business practices might enable or encourage the violation of human rights, as set forth in the accompanying proxy statement. PROPOSAL 2 - To approve a non-binding advisory resolution regarding executive compensation. PROPOSAL 4 - Proposal submitted by a shareholder to amend Cisco’s bylaws to establish a Board Committee on Environmental Sustainability. PROPOSAL 3 - To ratify the appointment of PricewaterhouseCoopers LLP as Cisco’s independent registered public accounting firm for the fiscal year ending July 30, 2011. PROPOSAL 6 - Proposal submitted by a shareholder requesting that Cisco adopt and implement a policy restricting certain sales in China, adopt a related oversight and compliance system with respect to human rights impacts and provide public disclosure of Cisco’s sales to China and certain other governments, as set forth in the accompanying proxy statement. To act upon such other matters as may properly come before the meeting or any adjournment or postponement thereof. The Board of Directors recommends a vote “AGAINST” proposals 4, 5 and 6: The Board of Directors recommends a vote “FOR” proposals 2 and 3: For Against Abstain

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting and Proxy Statement and the Annual Report for the year ended July 31, 2010 are available at www.proxyvote.com. M27078-P00580 CISCO PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON NOVEMBER 18, 2010 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned revokes all previous proxies, acknowledges receipt of the notice of the shareholders’ annual meeting to be held November 18, 2010 and the proxy statement, and appoints John T. Chambers and Frank A. Calderoni or either of them the proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Cisco Systems, Inc. that the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the Annual Meeting of Shareholders of Cisco to be held on November 18, 2010 at 10:00 a.m. Pacific Time, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS SPECIFIED, THEN THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE THIRTEEN NOMINEES NOTED HEREON TO THE BOARD OF DIRECTORS, FOR PROPOSALS 2 AND 3 AND AGAINST PROPOSALS 4, 5 AND 6. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE